Exhibit 99.1

In this Current Report on Form 8-K, references to “company,” “we,” “us,” “our” or like terms refer to Hornbeck Offshore Services, Inc. and its subsidiaries, except as otherwise indicated. Our Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Consolidated Financial Statements included herein have been adjusted to give retrospective effect to the adoption of Financial Accounting Standards Board, or FASB, Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or APB 14-1, effective January 1, 2009. This new accounting rule principally impacted property, plant and equipment, deferred taxes, debt, equity, and interest expense. No other changes from the amounts or disclosures originally reflected in our Annual Report on Form 10-K for the year ended December 31, 2008, other than those necessitated by the retrospective revision provisions of APB 14-1, have been included in this Current Report on Form 8-K.

Item 6 – Selected Financial Data

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(In thousands, except operating and per share data)

Our selected historical consolidated financial information as of and for the periods ended December 31, 2008, 2007, 2006, 2005, and 2004 was derived from our audited historical consolidated financial statements prepared in accordance with generally accepted accounting principles, or GAAP. The data should be read in conjunction with and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes to those statements included elsewhere in our Current Report on Form 8-K.

	Year Ended December 31,
	2008	2007	2006	2005	2004
Statement of Operations Data:

Revenues	$432,084	$338,970	$274,551	$182,586	$132,261
Operating expenses	164,532	126,876	95,591	66,910	58,520
Depreciation and amortization	52,002	35,169	32,021	27,270	23,135
General and administrative expenses	37,155	32,857	28,388	20,327	14,759
Gain on sale of assets	8,402	1,859	1,854	1,893	65
Operating income	186,797	145,927	120,405	69,972	35,912
Loss on early extinguishment of debt	—	—	—	1,698	22,443
Interest income	1,525	18,414	16,074	3,178	356
Interest expense	8,331	21,299	18,866	12,558	17,698
Other income (loss) (1)	190	(43)	70	87	70
Income (loss) before income taxes	180,181	142,999	117,683	58,981	(3,803)
Income tax expense (benefit)	64,379	51,782	42,727	21,538	(1,320)
Net income (loss)	115,802	91,217	74,956	37,443	(2,483)

Per Share Data:

Basic net income (loss)	$4.48	$3.55	$2.78	$1.67	$(0.13)
Diluted net income (loss)	$4.29	$3.45	$2.73	$1.64	$(0.13)
Weighted average basic shares outstanding	25,840	25,662	26,966	22,369	19,330
Weighted average diluted shares outstanding (2)	27,020	26,467	27,461	22,837	19,330

Balance Sheet Data (at period end):

Cash and cash equivalents	$20,216	$173,552	$474,261	$271,739	$54,301
Working capital	66,069	214,266	489,261	290,471	52,556
Property, plant, and equipment, net	1,405,340	956,558	532,158	462,041	361,219
Total assets	1,595,743	1,265,399	1,098,587	796,675	460,571
Total short-term debt (3)	—	—	—	—	15,449
Total long-term debt (4)	618,519	484,076	475,282	299,449	225,000
Total stockholders’ equity	736,900	606,147	502,280	429,495	182,904

Statement of Cash Flows Data:

Net cash provided by (used in):
Operating activities	$206,832	$138,550	$131,996	$75,806	$21,405
Investing activities	(487,293)	(442,032)	(87,344)	(120,617)	(61,378)
Financing activities	127,109	2,710	157,797	262,202	81,358

Other Financial Data (unaudited):

EBITDA (5)	$238,989	$181,053	$152,496	$95,631	$36,674
Capital expenditures	505,105	447,915	91,418	124,964	61,378

Other Operating Data (unaudited):

Offshore Supply Vessels:
Average number of new generation OSVs (6)	36.4	29.0	25.0	24.6	22.8
Average new generation OSV fleet capacity (deadweight)	84,892	67,739	59,042	57,658	51,938
Average new generation OSV capacity (deadweight)	2,329	2,341	2,362	2,341	2,274
Average new generation OSV utilization rate (7)	95.4%	93.3%	90.3%	96.2%	87.5%
Average new generation OSV dayrate (8)	$22,939	$21,505	$19,380	$13,413	$10,154
Effective dayrate (9)	$21,884	$20,064	$17,500	$12,903	$8,885
Tugs and Tank Barges:
Consolidated:
Average number of tank barges (10)	20.8	18.5	17.6	14.6	16.0
Average fleet capacity (barrels) (10)	1,732,982	1,579,989	1,488,177	1,072,075	1,156,330
Average barge size (barrels)	83,190	85,071	84,267	71,651	72,271
Average utilization rate (7)	64.8%	90.7%	92.7%	87.1%	82.2%
Effective utilization rate (12)	78.8%	90.7%	92.7%	87.1%	82.2%
Average dayrate (11)	$19,838	$18,089	$18,064	$13,542	$11,620
Effective dayrate (9)	$12,855	$16,407	$16,745	$11,795	$9,552
Double-hulled tank barges:
Average utilization rate (7)	85.0%	92.4%	97.9%	92.6%	98.8%
Average dayrate (11)	$21,806	$23,026	$24,539	$17,409	$12,134
Effective dayrate (9)	$18,535	$21,276	$24,024	$16,121	$11,988
Single-hulled tank barges:
Average utilization rate (7)	49.9%	89.8%	90.0%	85.9%	81.2%
Effective utilization rate (12)	72.3%	89.8%	90.0%	85.9%	81.2%
Average dayrate (11)	$17,302	$15,061	$12,010	$9,130	$9,246
Effective dayrate (9)	$8,634	$13,525	$10,809	$7,843	$7,508

(1)	Represents other operating income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

(2)

For the years ended December 31, 2008, 2007, 2006, 2005, and 2004 stock options representing rights to acquire 3, 146, 323, 42, and 273 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. See Note 3 of our consolidated financial statements for more information on diluted shares outstanding.

(3)

Represents the remaining balance of approximately $15,500 in aggregate principal amount of our 10.625% senior notes due 2008 that were redeemed on January 14, 2005 and excludes original issue discount associated with our 10.625% senior notes in the amount of $97 as of December 31, 2004.

(4)

Excludes original issue discount associated with our 6.125% senior notes in the amount of $398, $453, $503, and $551 as of December 31, 2008, 2007, 2006 and 2005, respectively, and original issue discount associated with our 1.625% convertible senior notes in the amount of $56,083, $65,471, and $74,215 as of December 31, 2008, 2007, and 2006, respectively.

(5)	See our discussion of EBITDA as a non-GAAP financial measure immediately following these footnotes.

(6)

We operated 39 new generation OSVs as of December 31, 2008. For the year ended December 31, 2008, the average number of new generation OSVs above includes the HOS Polestar, HOS Shooting Star, and HOS North Star, three newly constructed 240 ED class OSVs that were placed in service under our fourth OSV newbuild program in May 2008, July 2008, and November 2008, respectively, and the HOS Resolution, a 250 EDF class OSV that was also placed in service under our fourth OSV newbuild program in October 2008. Also included are ten new generation OSVs that were acquired in August 2007. Excluded from this data are ten conventional OSVs that were also acquired in August 2007, including the Cape Scott, which was sold in May 2008, and the Cape Cod, Cape San Lucas and Cape Spencer, which were sold in August 2008. We consider our six remaining conventional OSVs to be non-core assets.

(7)	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

(8)

Average dayrates represent average revenue per day, which includes charter hire, crewing services and net brokerage revenues, based on the number of days during the period that the OSVs generated revenue.

(9)	Effective dayrate represents the average dayrate multiplied by the average utilization rate.

(10)

The averages for the years ended December 31, 2008 and December 31, 2007 include the Energy 6506, Energy 6507 and Energy 6508, three double-hulled tank barges delivered under our second TTB newbuild program in August 2007, November 2007, and March 2008, respectively. As of December 31, 2008, our tank barge fleet consisted of 21 vessels, of which one single-hulled tank barge, the Energy 11102, was retired from service under OPA 90 in December 2008.

(11)

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost of in-chartering third-party equipment paid by customers.

(12)

Effective utilization rates are average rates based on a 365-day year adjusted to exclude vessels that are stacked. As a result of soft market conditions for our single-hulled barges, we elected to stack the Energy 2201, Energy 6501, Energy 6502, Energy 6504, Energy 7001, and Energy 7002 on various dates during 2008.

Non-GAAP Financial Measures

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. We define EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. Our measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than we do, which may limit their usefulness as comparative measures.

We view EBITDA primarily as a liquidity measure and, as such, we believe that the GAAP financial measure most directly comparable to this measure is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of our financial statements as a supplemental financial measure that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. We also believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to our executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess our ability to service existing fixed charges and incur additional indebtedness.

The following table provides the detailed components of EBITDA as we define that term for the years ended December 31, 2008, 2007, 2006, 2005, and 2004 respectively (in thousands). Information for years prior to 2008 has been reclassified to conform to the 2008 presentation.

	Year Ended December 31,
	2008	2007	2006	2005	2004
Components of EBITDA:
Net income (loss)	$115,802	$91,217	$74,956	$37,443	$(2,483)
Interest, net:
Debt obligations	8,331	21,299	18,866	12,558	17,698
Interest income	(1,525)	(18,414)	(16,074)	(3,178)	(356)

Total interest, net	6,806	2,885	2,792	9,380	17,342

Income tax expense (benefit)	64,379	51,782	42,727	21,538	(1,320)
Depreciation	33,498	22,950	24,070	19,954	17,408
Amortization	18,504	12,219	7,951	7,316	5,727

EBITDA	$238,989	$181,053	$152,496	$95,631	$36,674

The following table reconciles EBITDA to cash flows provided by operating activities for the years ended December 31, 2008, 2007, 2006, 2005, and 2004, respectively (in thousands).

	Year Ended December 31,
	2008	2007	2006	2005	2004
EBITDA Reconciliation to GAAP:
EBITDA	$238,989	$181,053	$152,496	$95,631	$36,674
Cash paid for deferred drydocking charges	(19,773)	(19,812)	(12,881)	(6,827)	(8,530)
Cash paid for interest	(24,981)	(22,644)	(18,537)	(17,888)	(24,023)
Cash paid for taxes	(6,119)	(4,799)	(1,398)	—	—
Changes in working capital	15,406	(986)	8,797	5,139	(4,960)
Stock-based compensation expense	10,815	7,390	5,196	—	—
Loss on early extinguishment of debt	—	—	—	1,698	22,443
Changes in other, net	(7,505)	(1,652)	(1,677)	(1,947)	(199)

Cash flows provided by operating activities	$206,832	$138,550	$131,996	$75,806	$21,405

In addition, we also make certain adjustments to EBITDA for loss on early extinguishment of debt, stock-based compensation expense and interest income to compute ratios used in certain financial covenants of our revolving credit facility with various lenders. We believe that these ratios are a material component of certain financial covenants in such credit agreements and failure to comply with the financial covenants could result in the acceleration of indebtedness or the imposition of restrictions on our financial flexibility.

The following table provides certain detailed adjustments to EBITDA, as defined in our revolving credit facility for the years ended December 31, 2008, 2007, 2006, 2005, and 2004, respectively (in thousands).

Adjustments to EBITDA for Computation of Financial Ratios Used in Debt Covenants

	Year Ended December 31,
	2008	2007	2006	2005	2004
Loss on early extinguishment of debt	$—	$—	$—	$1,698	$22,443
Stock-based compensation expense	10,815	7,390	5,196	—	—
Interest income	1,525	18,414	16,074	3,178	356

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace our existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing our vessels,

•	EBITDA does not reflect the deferred income taxes that we will eventually have to pay once we are no longer in an overall tax net operating loss carryforward position, as applicable, and

•	EBITDA does not reflect changes in our net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement our GAAP results.

Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our historical consolidated financial statements and their notes included elsewhere in our Current Report on Form 8-K. This discussion contains forward-looking statements that reflected our views with respect to future events and financial performance as of March 2, 2009, which was the filing date of our 2008 Annual Report on Form 10-K. Our actual results may have differed materially from those anticipated in such forward-looking statements or as a result of certain factors such as those set forth in our Forward Looking Statements disclaimer on page 1 of our 2008 Annual Report on Form 10-K. You should read our Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed since March 2, 2009 in order to review fully updated information, as well as forward looking statements.

Economic Downturn

The severe distress in the financial markets during the second half of 2008 did not have a significant impact on our financial position, results of operations or liquidity for the year ended December 31, 2008. The expected weakness in the overall economy and any continued lack of liquidity in the credit markets is affecting the spending patterns of our customers and is likely to weaken demand for our services. The extent of such weakened demand and how long it may last is not known. In addition, lack of liquidity and low oil prices may impact the continued viability of projects contemplated by our customers. Moreover, the construction of deepwater drilling rigs, which are a demand driver for our Upstream business, may be cancelled or delayed in the current climate.

Upstream Segment

Outlook. Our average new generation OSV dayrates for the year ended December 31, 2008 surpassed $22,000 on an annual basis for the first time in our history and our average OSV utilization was in the mid-90% range for the year. However, the significant drop in the price of oil since its peak in 2008 is expected to impact our effective dayrates in 2009. While the exploration and production budgets of our upstream customers are anticipated to be lower in 2009 than in 2008, we expect that currently commissioned deepwater, ultra-deepwater and other longer-lead time offshore projects will be less impacted by budget reductions.

Twenty-one of our OSVs are currently operating long-term contracts with expiration dates ranging from May 2009 through June 2012. Notably, of the 10 new generation OSVs yet to be placed in service under our fourth OSV newbuild program, five of such OSVs have already been committed to multi-year contracts while they are still under construction. The long-term contracts for our supply vessels are consistent with those used in the industry and are typically either fixed for a term of one or more years or are tied to the duration of a long-term contract for a drilling rig for which the vessel provides services. These contracts generally contain, among others, provisions governing insurance, reciprocal indemnifications, performance requirements and, in certain instances, dayrate escalation terms and renewal options.

In early 2009, we have noted more OSV spot dayrate volatility in the GoM, particularly for conventional OSVs and our 200 and 220 class new generation OSVs. In recognition of these market conditions, we elected to stack four of our six remaining conventional OSVs on various dates in late December 2008 and early 2009 and plan to stack one additional conventional OSV during the first quarter of 2009. These vessels were acquired in August 2007 and are considered non-core assets. We believe that our diverse and technologically advanced new generation Upstream fleet enables us to serve our customers’ many worldwide offshore applications. As of December 31, 2008, nearly half of our new generation OSV fleet was operating in international areas or performing specialty services, such as well stimulation, ROV support or working for the military.

As of December 31, 2008, our 39 new generation OSVs, two active conventional OSVs and one MPSV were operating in domestic and international areas as noted in the following table:

Operating Areas
Domestic
GoM	27
Other U.S. coastlines	4

31

Foreign
Trinidad	4
Mexico	5
Qatar	2

11

Total Upstream Vessels	42

OSV Newbuild Program. Of the 16 new generation DP-2 OSVs under our fourth OSV newbuild program, eleven have been awarded customer contracts prior to their shipyard delivery. Four of the 240 ED class OSVs under this program, the HOS Polestar, the HOS Shooting Star, the HOS North Star, and the HOS Lodestar were placed in service in May 2008, July 2008, November 2008 and February 2009, respectively. Two of the 250 EDF class vessels under this program, the HOS Resolution and the HOS Mystique, were placed in service in October 2008 and January 2009, respectively. For further information regarding our fourth OSV newbuild program, please refer to the Capital Expenditures and Related Commitments section below. The remaining ten OSVs under this newbuild program are expected to be placed in service in accordance with the schedule shown in the table below:

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
240ED class OSVs	—	—	—	1	1	—	—
250EDF class OSVs (1)	—	—	2	1	2	1	1
290 class OSVs	1	—	—	—	—	—	—

	1	—	2	2	3	1	1

(1)

Includes four 250EDF class OSVs that will undergo conversion for military support services under long-term charters that are expected to commence in October 2009 for one vessel, and in the first quarter of 2010, for the remaining three vessels, respectively. Of the four vessels designated for military service, one was delivered from the shipyard during the first quarter of 2009, one is expected to be delivered in the second quarter of 2009 and two are expected to be delivered during the fourth quarter of 2009.

MPSV Program. On October 1, 2008, we placed in service the HOS Achiever, which commenced a six-month charter with Superior Offshore. The HOS Achiever is the first of two foreign-built T-22 class DP-3 MPSVs to be delivered under our MPSV program. During the first quarter of 2009, we expect to place in service, the HOS Centerline, the first of two converted Jones Act-qualified 370 class DP-2 MPSVs to be delivered under this program. The remaining vessels to be delivered under this program, the HOS Iron Horse, a T-22 class DP-3 MPSV, and the HOS Strongline, a converted 370 class DP-2 MPSV, are expected to be placed in service during the fourth quarter of 2009. We also have an exclusive four-year option to construct two additional “sister vessels” based on the same T-22 class DP-3 MPSV design at a U.S. shipyard of our choice, which would qualify for domestic coastwise trade under the Jones Act. For further information regarding our MPSV program, please refer to the Capital Expenditures and Related Commitments section below.

All of our current vessels are qualified under the Jones Act to engage in U.S. coastwise trade, except for one foreign-flagged AHTS vessel, one foreign-flagged well stimulation vessel and one foreign-flagged MPSV.

Downstream Segment

Outlook. Consumer demand for gasoline during the traditional summer driving season of the second and third quarters of 2008 was adversely affected by record high gasoline prices in 2008. The Energy Information Agency, or EIA, reported a 2.4% year-over-year decline in miles traveled in the second quarter of 2008 and had forecasted a similar decline for the third quarter of 2008. Energy prices plummeted in late-2008 from the record highs in mid-2008. Coupled with several prominent bank failures that occurred in the third quarter of 2008, the U.S. economy worsened and ultimately slipped into a recession by the fourth quarter of 2008. The state of the U.S. economy contributed to the continued slack demand for petroleum products through the remainder of 2008. In recognition of the soft market conditions for our single-hulled equipment that began early in the second quarter of 2008 and are expected to continue through at least the first half of 2009, we have stacked six single-hulled tank barges and one lower horsepower tug on various dates since April 1, 2008. The unfavorable revenue impact of stacking barges and tugs was partially offset by the reduced operating expenses associated with the lower cost of maintaining stacked equipment, including the reduction in cost for three in-chartered tugs whose contracts were not renewed.

Our Downstream fleet is comprised of a mix of nine double-hulled tank barges, 12 single-hulled tank barges and 17 ocean-going tugs. During December 2008, one of our older single-hulled barges, the Energy 11102, reached its OPA 90 phase-out date and as such was retired from active service. Excluding vessels undergoing regulatory drydocking, approximately half of our active tank barges are operating under time charters. The remaining tank barges in our operating fleet are typically contracted under contracts of affreightment, or COAs.

Our tank barges are currently operating in domestic and international areas as noted in the following table:

Operating Areas
Domestic
New York Harbor	8
GoM	4
Other U.S. coastlines	1

13

Foreign
Puerto Rico	1

1

Total tank barges	14

Operating Costs

Our operating costs are primarily a function of fleet size and utilization levels. The most significant direct operating costs are wages paid to vessel crews, maintenance and repairs, and marine insurance. Because most of these expenses are incurred regardless of vessel utilization, our direct operating costs as a percentage of revenues may fluctuate considerably with changes in dayrates and utilization.

In addition to the operating costs described above, we incur fixed charges related to the depreciation of our fleet and amortization of costs for routine drydock inspections and maintenance and repairs necessary to ensure compliance with applicable regulations and to maintain certifications for our vessels with the U.S. Coast Guard and various classification societies. The aggregate number of drydockings and other repairs undertaken in a given period determines the level of maintenance and repair expenses and marine inspection amortization charges. We capitalize costs incurred for drydock inspection and regulatory compliance and amortize such costs over the period between such drydockings, typically 30 months. Applicable maritime regulations require us to drydock our vessels twice in a five-year period for inspection and routine maintenance and repair. If we undertake a large number of drydockings in a particular fiscal period, comparative results may be affected.

Critical Accounting Policies

Our consolidated financial statements included in our Annual Report on Form 10-K have been prepared in accordance with accounting principles generally accepted in the United States. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles. In other circumstances, we are required to make estimates, judgments and assumptions that we believe are reasonable based upon available information. We base our estimates and judgments on historical experience and various other factors that we believe are reasonable based upon the information available. Actual results may differ from these estimates under different assumptions and conditions. We believe that of our significant accounting policies discussed in Note 2 to our consolidated financial statements, the following may involve estimates that are inherently more subjective.

Purchase Accounting. Purchase accounting requires extensive use of estimates and judgments to allocate the cost of an acquired enterprise to the assets acquired and liabilities assumed. The cost of each acquired operation is allocated to the assets acquired and liabilities assumed based on their estimated fair values. These estimates are revised during an allocation period as necessary when, and if, information becomes available to further define and quantify the value of the assets acquired and liabilities assumed. For example, costs related to the recertification of acquired vessels that are drydocked within the allocation period immediately following the acquisition of such vessels are reflected as an adjustment to the value of the vessels acquired and the liabilities assumed related to the drydocking. The adjusted basis of the vessel is depreciated over the remaining estimated useful life of the vessel. The allocation period does not exceed one year from the date of the acquisition. To the extent additional information to refine the original allocation becomes available during the allocation period, the allocation of the purchase price is adjusted. For example, if an acquired vessel was subsequently disposed of within the allocation period, the sales price of the vessel would be used to adjust the original assigned value to the vessel at the date of acquisition such that no gain or loss would be recognized upon disposition during the allocation period. If information becomes available after the allocation period, those items are reflected in operating results.

Carrying Value of Vessels. We depreciate our tugs, tank barges, OSVs, and MPSVs over estimated useful lives of 14 to 25 years, three to 25 years, 5 to 25 years and 25 years, respectively. Effective January 1, 2007, we prospectively modified our assumptions for estimated salvage values for our marine equipment. Salvage values for marine equipment range between 5% and 25% of the originally recorded cost, depending on vessel type. The useful lives used for single-hulled tank barges are based on their retirement date classification under OPA 90, and for double-hulled tank barges it is 25 years. In assigning depreciable lives to these assets, we have considered the effects of both physical deterioration largely caused by wear and tear due to operating use and other economic and regulatory factors that could impact commercial viability. To date, our experience confirms that these policies are reasonable, although there may be events or changes in circumstances in the future that indicate that recovery of the carrying amount of a vessel might not be possible. Examples of events or changes in circumstances that could indicate that the recoverability of a vessel’s carrying amount should be assessed might include a change in regulations such as OPA 90, a significant decrease in the market value of a vessel and current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with a vessel. If events or changes in circumstances as set forth above indicate that a vessel’s carrying amount may not be recoverable, we would then be required to estimate the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the vessel, we would be required to recognize an impairment loss. As of December 31, 2008, we completed an impairment assessment of our single-hulled tank barges and one lower-horsepower tug that were stacked on various dates during 2008. Based on our analysis, which included quoted market prices as well as an internally generated estimate of probability-weighted undiscounted cash flows for these marine assets, we do not believe any impairment exists for these vessels as of December 31, 2008.

Recertification Costs. Our vessels are required by regulation to be recertified after certain periods of time. These recertification costs are incurred while the vessel is in drydock where other routine repairs and maintenance are performed and, at times, major replacements and improvements are performed. We expense routine repairs and maintenance as they are incurred. Recertification costs can be accounted for in one of two ways: (1) defer and amortize or (2) expense as incurred. We defer and amortize recertification costs over the length of time that the recertification is expected to last, which is generally 30 months. Major replacements and improvements, which extend the vessel’s economic useful life or functional operating capability, are capitalized and depreciated over the vessel’s remaining economic useful life. Inherent in this process are estimates we make regarding the specific cost incurred and the period that the incurred cost will benefit.

Revenue Recognition. We charter our vessels to customers under time charters based on a daily rate of hire and recognize revenue as earned on a daily basis during the contract period of the specific vessel. We also contract our Downstream vessels to customers under COAs, under which revenue is recognized based on the number of days incurred for the voyage as a percentage of total estimated days applied to total estimated revenues. Voyage related costs are expensed as incurred. Substantially all voyages under COAs are less than ten days in length.

Allowance for Doubtful Accounts. Our customers are primarily major and independent, domestic and international, oil and gas and oil service companies. Our customers are granted credit on a short-term basis and related credit risks are considered minimal. We usually do not require collateral. We provide an estimate for uncollectible accounts based primarily on management’s judgment. Management uses historical losses, current economic conditions and individual evaluations of each customer to make adjustments to the allowance for doubtful accounts. Our historical losses have not been significant. However, because amounts due from individual customers can be significant, future adjustments to the allowance can be material if one or more individual customer’s balances are deemed uncollectible.

Income Taxes. We follow SFAS No. 109, “Accounting for Income Taxes.” SFAS 109 requires the use of the liability method of computing deferred income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The assessment of the realization of deferred tax assets, particularly those related to tax net operating loss carryforwards, involves the use of management’s judgment to determine whether it is more likely than not that we will realize such tax benefits in the future. In addition, we adopted Financial Accounting Standards Board, or FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”, or FIN 48, on January 1, 2007. As a result of the implementation of FIN 48, each reporting period, we assess and adjust for any significant changes to our liability for unrecognized income tax benefits. We account for any interest and penalties relating to uncertain tax positions in operating expense.

Stock-Based Compensation Expense. Effective January 1, 2006, we adopted FAS No. 123 (revised 2004), “Share-Based Payment,” or FAS 123R, utilizing the modified prospective method. Prior to the adoption of FAS 123R, we accounted for stock option grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” utilizing the intrinsic value method, and accordingly, recognized no compensation expense for stock option grants for periods prior to 2006. However, FAS 123R requires all share-based payments to employees and directors, including grants of stock options and restricted stock, to be recognized in the income statement based on their fair values. Compensation expense for the portion of awards for which the requisite service had not been rendered that were outstanding as of January 1, 2006 has been recognized as the service has been rendered on or after January 1, 2006. The compensation expense for that portion of awards was based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, “Accounting for Stock-Based Compensation.”

Convertible Senior Notes. On May 9, 2008, the FASB issued APB 14-1. APB 14-1 specifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” In general, paragraph 12 of Opinion 14 precludes considering cash proceeds from the issuance of specified types of convertible debt instruments as attributable to the conversion feature. APB 14-1 nullifies EITF No. 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion,” and EITF No. 03-7, “Accounting for the Settlement of the Equity-Settled Portion of a Convertible Debt Instrument That Permits or Requires the Conversion Spread to Be Settled in Stock (Instrument C of Issue No. 90-19).”

APB 14-1 requires that the liability and equity components of a convertible debt instrument within the scope of this rule be accounted for separately so that the entity’s accounting will reflect additional non-cash interest expense to match the nonconvertible debt borrowing rate as of the date of issue when interest cost is recognized in subsequent periods. APB 14-1 requires retrospective application to all periods and was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We adopted APB 14-1 effective January 1, 2009. See Note 18 of The Consolidated Financial Statements.

Results of Operations

The tables below set forth, by segment, the average dayrates, utilization rates and effective dayrates for our vessels and the average number and size of vessels owned during the periods indicated. These new generation OSVs and tank barges generate substantially all of our revenues and operating profit. Excluded from the OSV information below is the results of operations for our MPSVs, conventional vessels, our shore-base facility, and vessel management services.

	Years Ended December 31,
	2008	2007	2006
Offshore Supply Vessels:
Average number of new generation OSVs (1)	36.4	29.0	25.0
Average new generation OSV fleet capacity (deadweight)	84,892	67,739	59,042
Average new generation vessel capacity (deadweight)	2,329	2,341	2,362
Average new generation utilization rate (2)	95.4%	93.3%	90.3%
Average new generation dayrate (3)	$22,939	$21,505	$19,380
Effective dayrate (4)	$21,884	$20,064	$17,500
Tugs and Tank Barges:
Consolidated:
Average number of tank barges (5)	20.8	18.5	17.6
Average fleet capacity (barrels) (5)	1,732,982	1,579,989	1,488,177
Average barge size (barrels)	83,190	85,071	84,267
Average utilization rate (2)	64.8%	90.7%	92.7%
Effective utilization rate(7)	78.8%	90.7%	92.7%
Average dayrate (6)	$19,838	$18,089	$18,064
Effective dayrate (4)	$12,855	$16,407	$16,745
Double-hulled tank barges:
Average utilization rate (2)	85.0%	92.4%	97.9%
Average dayrate (6)	$21,806	$23,026	$24,539
Effective dayrate (4)	$18,535	$21,276	$24,024
Single-hulled tank barges:
Average utilization rate (2)	49.9%	89.8%	90.0%
Effective utilization rate(7)	72.3%	89.8%	90.0%
Average dayrate (6)	$17,302	$15,061	$12,010
Effective dayrate (4)	$8,634	$13,525	$10,809

(1)

We operated 39 new generation OSVs as of December 31, 2008. For the year ended December 31, 2008, the average number of new generation OSVs above includes the HOS Polestar, HOS Shooting Star, and HOS North Star, three newly constructed 240 ED class OSVs that were placed in service under our fourth OSV newbuild program in May 2008, July 2008, and November 2008, respectively, and the HOS Resolution, a 250 EDF class OSV that was also placed in service under our fourth OSV newbuild program in October 2008. Also included are ten new generation OSVs that were acquired in August 2007. Excluded from this data are ten conventional OSVs that were also acquired in August 2007, including the Cape Scott, which was sold in May 2008, and the Cape Cod, Cape San Lucas and Cape Spencer, which were sold in August 2008. We consider our six remaining conventional OSVs to be non-core assets.

(2)	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

(3)

Average dayrates represent average revenue per day, which includes charter hire, crewing services and net brokerage revenues, based on the number of days during the period that the OSVs generated revenue.

(4)	Effective dayrate represents the average dayrate multiplied by the average utilization rate.

(5)

We owned 21 tank barges as of December 31, 2008. During December 2008, the Energy 11102 reached its OPA 90 phase-out date and was removed from active service. The Energy 6506, Energy 6507, and Energy 6508, three double-hulled tank barges, were delivered in August 2007, November 2007, and March 2008, respectively, under our second TTB newbuild program. The Energy 2202 is not included as of December 31, 2007 as it was sold in May 2006. The Energy 8701 is included as of December 31, 2006, as it was previously retired from service under OPA 90 in December 2004 and reinstated into our active tank barge fleet in October 2006.

(6)

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third-party equipment.

(7)

Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days. As of December 31, 2008, the following single-hulled tank barges were stacked: the Energy 2201, Energy 6501, Energy 6502, Energy 6504, Energy 7001, and Energy 7002. Vessels are considered utilized when they are generating revenues.

YEAR ENDED DECEMBER 31, 2008 COMPARED TO YEAR ENDED DECEMBER 31, 2007

Summarized financial information concerning our reportable segments for the years ended December 31, 2008 and 2007, respectively, is shown below in the following table (in thousands, except percentage changes):

	Year Ended December 31,		Increase (Decrease)
	2008	2007	$ Change	% Change
Revenues by segment:
Upstream
Domestic	$262,199	$193,634	$68,565	35.4%
Foreign	72,161	34,721	37,440	107.8

	334,360	228,355	106,005	46.4

Downstream

Domestic	88,235	101,427	(13,192)	(13.0)
Foreign (1)	9,489	9,188	301	3.3

	97,724	110,615	(12,891)	(11.7)

	$432,084	$338,970	$93,114	27.5%

Operating expenses by segment:
Upstream	$111,256	$78,512	$32,744	41.7%
Downstream	53,276	48,364	4,912	10.2

	$164,532	$126,876	$37,656	29.7%

Depreciation and amortization by segment:
Upstream	$32,958	$19,903	$13,055	65.6%
Downstream	19,044	15,266	3,778	24.7

	$52,002	$35,169	$16,833	47.9%

General and administrative expenses:
Upstream	$26,255	$17,865	$8,390	47.0%
Downstream	10,900	14,992	(4,092)	(27.3)

	$37,155	$32,857	$4,298	13.1%

Gain on sale of assets:
Upstream	$8,402	$1,859	$6,543	> 100.0%
Downstream	—	—	—	—

	$8,402	$1,859	$6,543	> 100.0%

Operating income:
Upstream	$172,293	$113,934	$58,359	51.2%
Downstream	14,504	31,993	(17,489)	(54.7)

	$186,797	$145,927	$40,870	28.0%

Interest expense	$8,331	$21,299	$(12,968)	(60.9)%

Interest income	$1,525	$18,414	$(16,889)	(91.7)%

Income tax expense	$64,379	$51,782	$12,597	24.3%

Net income	$115,802	$91,217	$24,585	27.0%

(1)

Included are the amounts applicable to our Puerto Rico Downstream operations, even though Puerto Rico is considered a possession of the United States and the Jones Act applies to vessels operating in Puerto Rican waters.

Revenues. Revenues for 2008 increased 27.5%, or $93.1 million, to $432.1 million from 2007 due to improved OSV market conditions and the full and partial-period contribution of additional vessels that were added to our fleet during 2007 and 2008. Our average operating fleet was approximately 82 vessels at the end of 2008 compared to 63 vessels at the end of 2007.

Revenues from our Upstream segment increased $106.0 million, or 46.4%, to $334.4 million for 2008 compared to $228.4 million for 2007. The increase in revenues is primarily the result of the growth of our fleet through acquisition and new vessel construction and higher new generation OSV effective dayrates. Revenues generated by newly constructed vessels since 2007 and the incremental contribution of the vessels acquired in the August 2007 Sea Mar Fleet acquisition accounted for approximately $75.0 million of the OSV revenue increase. The remaining $31.0 million of the OSV revenue increase was attributable to higher effective dayrates for the vessels that were in service during all of 2007 and 2008. Our new generation OSV average dayrate was $22,939 in 2008 compared to $21,505 in 2007, an increase of $1,434 or 6.7%. Our new generation OSV utilization was 95.4% in 2008 compared to 93.3% in 2007. Our new generation OSV dayrates and utilization were driven higher by continued market strength in the GoM and increased demand for our vessels related to inspection, construction and repair services and other specialty applications, particularly after Hurricanes Gustav and Ike. Domestic revenues for our Upstream segment increased $68.6 million during 2008 on the basis of our fleet growth and strong spot market conditions in the GoM that were prevailing through most of 2008. Foreign revenues for our Upstream segment increased $37.4 million primarily due to the full and partial-period contribution of four additional vessels operating in foreign waters as a result of the Sea Mar Fleet acquisition, two OSVs operating in foreign waters that operated in the GoM during 2007, and an OSV newbuild delivery whose initial charter commenced in foreign waters in May 2008.

Revenues from our Downstream segment decreased $12.9 million, or 11.7%, to $97.7 million for 2008 compared to 2007. The decrease in revenues was mainly driven by soft market conditions for our single-hulled vessels that resulted in the stacking of six single-hulled tank barges on various dates since the first quarter of 2008. The decrease in revenues was partially offset by the full and partial-period contribution from three newbuild double-hulled tank barges, the Energy 6506, Energy 6507, and Energy 6508, which were placed in service in August 2007, November 2007 and March 2008, respectively. Our double-hulled tank barge average dayrate was $21,806 for 2008, a decrease of $1,220 or 5.3%, from $23,026 for 2007. Our double-hulled tank barge utilization was 85.0% for 2008 compared to 92.4% for 2007. The decrease in double-hulled tank barge utilization was largely due to a shift in contract mix from time charters to COAs and, to a lesser extent, an increase in days out-of-service for regulatory drydockings. Our single-hulled tank barge average dayrate was $17,302 for 2008, an increase of $2,241, or 14.9%, from $15,061 for 2007. The increase in single-hulled tank barge average dayrates was largely the result of non-traditional services provided by our Downstream equipment to an Upstream customer in the GoM. Our single-hulled tank barge utilization was 49.9% for 2008 compared to 89.8% for 2007. The decrease in single-hulled tank barge utilization was primarily driven by soft market conditions that have prevailed since the first quarter of 2008, which ultimately resulted in our decision to stack six single-hulled barges. Our effective single-hulled tank barge utilization, which excludes the impact of stacked tank barges, was 72.3% for 2008. Foreign revenues for our Downstream segment during 2008 were in-line with the prior year.

Operating expenses. Operating expenses for 2008 grew 29.7% to $164.5 million compared to 2007 primarily due to the vessels added to our operating fleet through acquisitions or newbuild deliveries. In addition, higher fleet personnel costs, including FAS 123R stock-based compensation expense related to restricted stock unit awards granted to mariners, fuel expense and additional labor costs incurred to operate our recently expanded port facility contributed to the increase in operating expenses. Daily vessel operating costs have trended higher by approximately 10% for 2008 over 2007 levels for vessels that operated in both of our segments during 2008 and 2007. We expect cash operating expenses per vessel-day in 2009 to not materially increase over 2008 levels, excluding contract-related costs recoverable through higher dayrates or other revenue.

Operating expenses for our Upstream segment were $111.3 million, an increase of $32.7 million, or 41.7%, for 2008 compared to $78.5 million in 2007. Newly constructed vessels delivered during 2008 and the incremental contribution of vessels acquired in the August 2007 Sea Mar Fleet acquisition accounted for approximately $24.3 million of the operating expense increase over the year-ago period. Personnel costs, including FAS 123R stock-based compensation expense, additional shore-side labor costs to operate our recently expanded port facility, and to a lesser extent, higher insurance costs were the primary drivers for the remaining $8.4 million of the OSV operating expense increase.

Operating expenses for our Downstream segment were $53.3 million, an increase of $4.9 million, for 2008 compared to 2007. The 10.2% increase in operating expenses for the Downstream segment was mainly driven by additional vessels delivered under our second TTB newbuild program, higher fuel costs resulting from a shift in contract mix from time charters to COAs, and increased compensation costs for Downstream mariners, including FAS 123R stock-based compensation expense, partially offset by the non-renewal of contracts for three in-chartered tugs during the first half of 2008.

Depreciation and Amortization. Depreciation and amortization was $16.8 million higher for 2008 compared to 2007 primarily due to incremental depreciation related to 20 OSVs acquired in August 2007, seven vessels placed in service under our second TTB newbuild program throughout the second half of 2007 and the first half of 2008, four OSVs placed in service under our fourth OSV newbuild program during 2008, and one MPSV placed in service under our MPSV program in October 2008. Depreciation and amortization expense is expected to increase further when the vessels under our current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

General and Administrative Expense. General and administrative expenses of $37.2 million, or 8.6% of revenues, increased by $4.3 million during 2008 compared to 2007. The 13% increase in general and administrative expenses is primarily due to higher compensation costs and greater FAS 123R stock-based compensation expense related to restricted stock unit awards granted to shore-based employees. Our general and administrative expenses, inclusive of FAS 123R expense, are expected to increase approximately 10% in 2009 over 2008 levels, but are expected to remain in the approximate range of 9% to 10% of revenues.

Gain on Sale of Assets. During 2008, we sold four conventional OSVs for net cash proceeds of $17.8 million at an aggregate gain of $8.4 million. During 2007, we recorded a $1.9 million gain in our Upstream segment due to the sale of our only fast supply vessel.

Operating Income. Operating income increased by 28.0%, or $40.9 million, to $186.8 million during 2008 compared to 2007 due to the reasons discussed above. Operating income as a percentage of revenues for our Upstream segment was 51.5% for 2008 compared to 49.9% for 2007. The primary driver for this margin increase relates to an increase in effective dayrates and the gain on sale of conventional OSVs discussed above. Operating income as a percentage of revenues for our Downstream segment was 14.8% for 2008 compared to 28.9% for 2007. This margin decrease primarily relates to the soft market conditions for our single-hulled tank barges during 2008 and the increase in operating expenses discussed above.

Interest Expense. Interest expense decreased $13.0 million during 2008 compared to 2007, primarily as a result of a $16.9 million increase in capitalized interest during 2008 compared to 2007. The increase in capitalized interest resulted from higher cash outlays associated with our ongoing newbuild and conversion programs. The decrease in interest expense was partially offset by the incremental interest incurred on an average balance under our revolving credit facility of $56.7 million for 2008 compared to a zero balance outstanding under such facility for 2007. See “Liquidity and Capital Resources” for further discussion.

Interest Income. Interest income decreased $16.9 million to $1.5 million during 2008 mainly due to lower invested cash balances. The decrease in invested cash balances was driven by cash outflows for vessel acquisitions in August 2007 and January 2008, the acquisition of a leasehold interest in a new port facility adjacent to our shore-base in January 2008 and cash paid for ongoing newbuild and conversion programs. Our weighted average cash balance for 2008 was $43.0 million compared to $359.5 million for 2007. The average interest rate earned on our invested cash balances during the year ended December 31, 2008 was 3.2% compared to 5.1% for 2007.

Income Tax Expense. Our effective tax rate was 35.7% and 36.2% for 2008 and 2007, respectively. Our income tax expense primarily consists of deferred taxes generated by accelerated depreciation for tax purposes. Our income tax rate is higher than the federal statutory rate, due primarily to expected state and foreign tax liabilities and items not deductible for federal income tax purposes. We expect our effective tax rate to be 36.3% in 2009.

Net Income. Net income increased by 27.0%, or $24.6 million, to $115.8 million for 2008 compared to 2007 primarily due to the increase in operating income discussed above, which was partially offset by a $3.9 million increase in net interest expense and increased tax expense.

YEAR ENDED DECEMBER 31, 2007 COMPARED TO YEAR ENDED DECEMBER 31, 2006

Summarized financial information concerning our reportable segments for the years ended December 31, 2007 and 2006, respectively, is shown below in the following table (in thousands, except percentage changes):

	Year Ended December 31,		Increase (Decrease)
	2007	2006	$ Change	% Change
Revenues by segment:
Upstream
Domestic	$193,634	$141,341	$52,293	37.0%
Foreign	34,721	25,040	9,681	38.7

	228,355	166,381	61,974	37.2

Downstream
Domestic	101,427	100,260	1,167	1.2
Foreign (1)	9,188	7,910	1,278	16.2

	110,615	108,170	2,445	2.3

	$338,970	$274,551	$64,419	23.5%

Operating expenses by segment:
Upstream	$78,512	$55,175	$23,337	42.3%
Downstream	48,364	40,416	7,948	19.7

	$126,876	$95,591	$31,285	32.7%

Depreciation and amortization by segment:
Upstream	$19,903	$17,344	$2,559	14.8%
Downstream	15,266	14,677	589	4.0

	$35,169	$32,021	$3,148	9.8%

General and administrative expenses:
Upstream	$17,865	$13,505	$4,360	32.3%
Downstream	14,992	14,883	109	0.0

	$32,857	$28,388	$4,469	15.7%

Gain on sale of assets:
Upstream	$1,859	$—	$1,859	100.0%
Downstream	—	1,854	(1,854)	(100.0)

	$1,859	$1,854	$5	0.0%

Operating income:
Upstream	$113,934	$80,357	$33,577	41.8%
Downstream	31,993	40,048	(8,055)	(20.1)

	$145,927	$120,405	$25,522	21.2%

Interest expense	$21,299	$18,866	$2,433	12.9%

Interest income	$18,414	$16,074	$2,340	14.6%

Income tax expense	$51,782	$42,727	$9,055	21.2%

Net income	$91,217	$74,956	$16,261	21.7%

(1)

Included are the amounts applicable to our Puerto Rico Downstream operations, even though Puerto Rico is considered a possession of the United States and the Jones Act applies to vessels operating in Puerto Rican waters.

Revenues. Revenues for 2007 increased 23.5%, or $64.4 million, to $339.0 million from 2006 due to improved OSV market conditions in the GoM and additional vessels that were placed in service during 2007. Our average operating fleet was approximately 63 vessels at the end of 2007 compared to 57 vessels at the end of 2006.

Revenues from our Upstream segment increased $62.0 million, or 37.2%, to $228.4 million for 2007 compared to $166.4 million for 2006. The increase in revenue is due primarily to stronger dayrates for new generation OSVs that were in service during both 2007 and 2006 and additional revenues generated by the vessels acquired in the Sea Mar Fleet acquisition that occurred in August 2007. Additional revenues generated by the 20 acquired OSVs accounted for approximately $36.3 million of the Upstream revenue increase. The remaining $25.7 million of the Upstream revenue increase was attributable to vessels that were in service during all of 2006 and 2007. Our new generation OSV average dayrate was $21,505 in 2007 compared to $19,380 in 2006, an increase of $2,125 or 11.0%. Our new generation OSV utilization was 93.3% in 2007 compared to 90.3% in 2006. Our new generation OSV dayrates and utilization improved primarily due to continued strength in the GoM. Domestic revenues for our Upstream segment increased $52.3 million during 2007 on the basis of strong market conditions in the GoM and the growth of our fleet. Foreign revenues for our Upstream segment increased $9.7 million primarily due to the Sea Mar Fleet acquisition, which included four vessels that were operating in foreign markets.

Revenues from our Downstream segment increased $2.4 million to $110.6 million for 2007 compared to 2006. The 2.3% increase in Downstream revenue was primarily due to the full-year contribution from a previously retired single-hulled tank barge, the Energy 8701, that was placed back into service in October 2006 and the partial-year contribution from two newbuild double-hulled tank barges, the Energy 6506 and Energy 6507, which were delivered in the latter half of 2007 under our second TTB newbuild program. Our tank barge average dayrates and utilization for 2007 were relatively flat compared to 2006.

Operating expenses. Operating expenses for 2007 grew 32.7% to $126.9 million compared to the same period in 2006 primarily due to the vessels added to our operating fleet through acquisitions or newbuild deliveries and higher personnel costs.

Operating expenses for our Upstream segment were $78.5 million, an increase of $23.3 million, or 42.3% for 2007 compared to 2006. The acquired vessels that were added to our operating fleet in August 2007 accounted for approximately $13.2 million of the operating expense increase over the year-ago period. Operating expenses were also impacted by higher personnel costs, including increased wages and FAS 123R stock-based compensation related to restricted stock unit awards granted to mariners. We also experienced higher maintenance and repair costs in 2007 compared to 2006.

Operating expenses for our Downstream segment were $48.4 million, an increase of $7.9 million, or 19.7%, for 2007 compared to 2006. Operating expenses increased primarily due to wage increases for Downstream mariners, higher FAS 123R stock-based compensation related to restricted stock unit awards granted to mariners, the increased cost of in-chartered third-party tugs and the full-year contribution of the Energy 8701, which was returned to service in late 2006. Vessels that were delivered in the latter half of 2007 under our second TTB newbuild program also contributed to the increase in Downstream operating expense over the 2006 period. These factors were offset, in part, by lower insurance costs incurred during 2007.

Depreciation and Amortization. Depreciation and amortization was $3.1 million higher for 2007 compared to 2006, due to higher amortization of drydock costs for our vessels and incremental depreciation related to 20 vessels acquired in August 2007 and four vessels that were placed in service under our second TTB newbuild program during the second half of 2007. These increases were offset, in part, by the effect of our change in estimated salvage value for our vessels effective January 1, 2007.

General and Administrative Expense. General and administrative expenses increased $4.5 million during 2007 compared to 2006 due to higher personnel costs, FAS 123R stock-based compensation expense related to restricted stock unit awards granted to shore-based employees and increased costs for our variable incentive compensation plan.

Gain on Sale of Assets. During 2007, we recorded a $1.9 million gain in our Upstream segment due to the sale of our only fast supply vessel. During 2006, we recorded a $1.9 million gain in our Downstream segment due to the sale of the Energy 2202, a single-hulled tank barge, and the Ponce Service, a 3,900 horsepower tug, in May 2006 and October 2006, respectively.

Operating Income. Operating income increased by $25.5 million, or 21.2%, to $145.9 million during 2007 compared to 2006 due to the reasons discussed above. Operating income as a percentage of revenues for our Upstream segment was 49.9% for 2007 compared to 48.3% for 2006. The primary driver for this margin increase relates to higher effective dayrates. Operating income as a percentage of revenues for our Downstream segment was 28.9% for 2007 compared to 37.0% for 2006. The primary driver for this decrease relates to flat dayrates compared to the prior year, coupled with the increase in operating expenses discussed above.

Interest Expense. Interest expense decreased $2.4 million during 2007 compared to 2006, primarily as a result of an $8.7 million increase in capitalized interest during 2007 compared to 2006, offset by the November 2006 issuance of $250.0 million of 1.625% convertible senior notes. The increase in capitalized interest resulted from higher newbuild construction and conversion activity during 2007.

Interest Income. Interest income increased $2.3 million during 2007 due to the receipt of $156.6 million in net proceeds from the November 2006 convertible senior notes offering and related transactions and higher interest rates earned on invested cash balances. Our weighted average cash balance for 2007 was $359.5 million compared to $323.2 million for 2006.

Income Tax Expense. Our effective tax rate was 36.2% and 36.3% for 2007 and 2006, respectively. Our income tax expense primarily consists of deferred taxes generated by accelerated depreciation for tax purposes. Our income tax rate is higher than the federal statutory rate, due primarily to expected state and foreign tax liabilities and items not deductible for federal income tax purposes.

Net Income. Net income increased by 21.7%, or $16.3 million, to $91.2 million primarily due to the increase in operating income and net interest income for the reasons discussed above, which was offset in part, by higher income tax expense.

Liquidity and Capital Resources

Our capital requirements have historically been financed with cash flows from operations, proceeds from issuances of our debt and common equity securities, borrowings under our credit facilities and cash received from the sale of assets. We require capital to fund on-going operations, vessel construction, retrofit or conversion, acquisitions, vessel recertifications, discretionary capital expenditures and debt service. The nature of our capital requirements and the types of our financing sources are not expected to change significantly during 2009.

We have from time to time made, and will continue to make additional, short-term draws on our revolving credit facility to satisfy scheduled capital expenditure requirements or for other corporate purposes. Any liquidity in excess of our planned capital expenditures will be utilized to repay debt or finance the implementation of our growth strategy, which includes expanding our fleet through the construction of new vessels, conversion or retrofit of existing vessels or acquisition of additional vessels, including, but not limited to, OSVs, MPSVs, AHTS vessels, ocean-going tugs, tank barges, tankers and other specialty vessels, as needed to take advantage of the market demand for such vessels.

With the recent failures of several large banks and resulting tight credit conditions, we have reviewed all of our debt agreements as well as our liquidity position and projected future cash needs. Despite the recent volatility in financial and commodity markets, we remain confident in our current financial position, the strength of our balance sheet and the short- and long-term viability of our business model. To date, our liquidity has not been materially impacted and we do not expect that it will be materially impacted in the near-future due to such volatility. We believe that our cash on-hand, projected operating cash flow and existing revolver capacity will be more than sufficient to operate the company, complete our remaining newbuild programs and meet our other commitments for the foreseeable future.

These sources of cash were available to fund our recent acquisitions, and will continue to fund our previously announced vessel newbuild and conversion programs, including the expansion of such programs announced since their commencement.

Although we expect to continue generating positive working capital through our operations, events beyond our control, such as declines in expenditures for exploration, development and production activity, mild winter conditions or a reduction in domestic consumption of refined petroleum products and other reasons discussed under “Forward Looking Statements” on page 1 and the Risk Factors stated in Item 1A of our Annual Report on Form 10-K, may affect our financial condition or results of operations. None of our debt instruments mature any sooner than late 2011. We currently do not foresee a need to re-finance any of our existing facilities to fund our announced newbuild construction and conversion plans. Depending on the market demand for our vessels and other growth opportunities that may arise, we may require additional debt or equity financing. It is possible that, due to events beyond our control, should such need for additional financing arise, we may not be able to access the capital markets on attractive terms at that time. We will continue to closely monitor our liquidity position, as well as the state of the global capital and credit markets.

As of December 31, 2008, we had total cash and cash equivalents of $20.2 million. The January 2008 acquisition costs for the HOS Achiever and the lease rights for an additional shore-base facility adjacent to HOS Port, as well as the remaining construction costs related to our MPSV program and our fourth OSV newbuild program, have been and will continue to be funded, in part, with cash on hand, projected cash flows from operations and borrowings available under our existing revolving credit facility. We have completed our second TTB newbuild program and, therefore, no additional borrowings related to that program are expected to occur. Based on the timing of shipyard milestones, we borrowed $125.0 million under our $250.0 million revolving credit facility during 2008. As of December 31, 2008, we had posted a letter of credit of $0.9 million and therefore had $124.1 million of credit immediately available under our revolving credit facility. Subsequent to December 31, 2008, we have drawn an additional $25.0 million for major milestone payments under our ongoing construction and conversion programs. The total amount outstanding under our revolving credit facility was $150.0 million as of February 15, 2009. The extent and timing of further draws on our revolving credit facility are primarily dependent upon cash flows generated from operations, shipyard schedules, the achievement of construction milestones and the potential sale of additional non-core assets.

In April 2008, Superior Offshore announced that it filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Superior Offshore has continued to operate its business as a debtor-in-possession in accordance with the applicable provisions of the Bankruptcy Code. As of December 31, 2008, we are owed amounts by Superior Offshore related to the HOS Achiever time charter as well as other OSV and shore-base services. We have asserted our claims against Superior Offshore and believe that a substantial portion, and potentially all, of the amounts owed to us are collectible. In addition, we have mitigated our risk of loss under our time charter through funds received under a letter of credit provided by Superior Offshore. In addition, as permitted by the time charter with Superior Offshore, the HOS Achiever is actively being marketed to other domestic and international customers. The vessel was recently chartered for an approximate term of five months, with renewal options, to an integrated oil company for a major, ultra-deepwater project in the Gulf of Mexico. For further information regarding our bankruptcy claim against Superior Offshore, please refer to Item 3-Legal Proceedings and Note 2 of our consolidated financial statements.

Cash Flows

Operating Activities. We rely primarily on cash flows from operations to provide working capital for current and future operations. Cash flows from operating activities were $206.8 million in 2008, $138.6 million in 2007, and $132.0 million in 2006. The increase in operating cash flows from 2007 to 2008 was primarily the result of the growth of our operating fleet and an increase in effective dayrates in our Upstream segment, partially offset by a decline in such cash flows from our Downstream segment. The increase in cash flows from operations reflects a full-period contribution from the OSVs that were acquired in August 2007, three additional double-hulled newbuild tank barges that were placed in service during the second half of 2007 and early 2008 and four newbuild OSVs that were placed in service in 2008. The increase in operating cash flows from 2006 to 2007 was the result of an increase in effective dayrates in our Upstream segment and the growth of our fleet. The increase in cash flows from operations for 2007 reflects a full-year contribution from a tank barge that was returned to service during the fourth quarter of 2006, the partial-year contribution from two additional double-hulled newbuild tank barges that were placed in service during the second half of 2007 and the partial-year contribution from OSVs that were acquired in August 2007. The 2006 to 2007 increases were offset, in part, by higher deferred drydocking costs. Our cash flows from operations should continue to be favorably impacted in 2009 by the partial-year of revenue contribution from vessels placed in service on various dates throughout 2009 under our MPSV program and our fourth OSV newbuild program.

Investing Activities. Net cash used in investing activities was $487.3 million in 2008, $442.0 million in 2007, and $87.3 million in 2006. Cash utilized in 2008 primarily consisted of construction costs incurred for our ongoing newbuild and conversion programs, as well as acquisition costs for the HOS Achiever and the lease rights for an additional shore-base facility adjacent to HOS Port. These investing activities were partially offset by approximately $17.8 million in net cash proceeds from the May 2008 sale of the Cape Scott and the August 2008 sale of the Cape Cod, Cape San Lucas and Cape Spencer, which were conventional OSVs purchased in the August 2007 Sea Mar Fleet acquisition. Cash utilized in 2007 primarily consisted of the Sea Mar Fleet acquisition from Nabors in August 2007 and construction costs incurred for our MPSV program, our fourth OSV newbuild program, and our second TTB newbuild program. These investing activities were partially offset by approximately $5.9 million in net cash inflows from the April 2007 sale of the HOS Hotshot, our only fast supply vessel. Cash invested for 2006 consisted of construction costs incurred for our first and second TTB newbuild programs, our MPSV program, our fourth OSV newbuild program and improvements made to our shore-base port facility. The cash utilized for investing activities during 2006 was partially offset by approximately $4.1 million of cash inflows from the sale of a single-hulled tank barge and an ocean-going tug.

Financing Activities. Net cash provided by financing activities was $127.1 million in 2008, $2.7 million in 2007, and $157.8 million in 2006. Net cash provided by financing activities for 2008 primarily resulted from the $125.0 million in borrowings under our revolving credit facility and, to a lesser extent, the net proceeds attributed to common stock issued under employee benefit programs. Net cash provided by financing activities for 2007 resulted from the net proceeds from common stock issued under employee benefit programs. Net cash provided by financing activities for 2006 primarily resulted from net cash proceeds generated from our November 2006 convertible senior note offering and the accompanying convertible note hedge, warrant sale, and stock repurchase transactions.

Commitments and Contractual Obligations

The following table sets forth our aggregate contractual obligations as of December 31, 2008 (in thousands).

Contractual Obligations (1)	Total	Less than 1 Year	1-3 Years	3-5 Years	Thereafter
6.125% senior notes (2)	$300,000	$—	$—	$300,000	$—
1.625% convertible senior notes (3)	250,000	—	—	—	250,000
Revolving credit facility	125,000	—	125,000	—	—
Interest payments (4)	195,768	24,375	70,689	46,147	54,557
Operating leases (5)	36,729	2,119	5,161	3,270	26,179
Vessel construction commitments (6)	268,012	226,776	41,236	—	—

Total	$1,175,509	$253,270	$242,086	$349,417	$330,736

(1)	Excludes approximately $0.4 million related to our FIN 48 tax liabilities, which are included in Other Liabilities on our Balance Sheet as of December 31, 2008 located on page F-1.

(2)	Our 6.125% senior notes mature on December 1, 2014 and include $398 of original issue discount.

(3)

Includes $56,083 of original issue discount related to our adoption of APB 14-1 on January 1, 2009. Our 1.625% convertible senior notes, with an initial interest rate of 1.625% per year, declining to 1.375% beginning on November 15, 2013, mature on November 15, 2026. Holders of the convertible senior notes may convert such notes at their option as early as November 15, 2013, pursuant to certain conditions described in Note 6 of our consolidated financial statements included herein.

(4)

Interest payments relate to our 6.125% senior notes due December 1, 2014 and our 1.625% convertible senior notes due November 15, 2026 with semi-annual interest payments of $9.2 million payable June 1 and December 1, and $2.0 million payable May 15 and November 15, respectively. The semi-annual interest payments for our convertible senior notes will decline to $1.7 million for interest payments made after November 15, 2013. Effective January 1, 2009, we adopted APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which will require us to record additional non-cash interest expense. Non-cash interest expense has been excluded from the table above. Interest payments for our revolving credit facility were calculated using the balance as of December 31, 2008 and the applicable average interest rate at year-end of approximately 1.6%.

(5)

Included in operating leases are commitments for vessel rentals, a shore-base port facility, office space, office equipment and vehicles. See “—Properties” for additional information regarding our leased office space and other facilities.

(6)

The timing of the incurrence of these costs is subject to change among periods based on the achievement of shipyard milestones, however, the amounts are not expected to change materially in the aggregate.

Debt

As of December 31, 2008, we had total debt of $618.5 million, net of original issue discount. Our debt is comprised of $299.6 million of our 6.125% senior notes due 2014, or senior notes, $193.9 million of our 1.625% convertible senior notes due 2026, or convertible senior notes, and $125.0 million in borrowings under our senior secured revolving credit facility due 2011. The effective interest rate on the senior notes is 6.38% with semi-annual cash interest payments of $9.2 million due and payable each June 1 and December 1. The convertible senior notes bear interest at an annual rate of 1.625% with semi-annual cash interest payments of $2.0 million due May 15 and November 15, declining to 1.375%, or $1.7 million semi-annually, beginning on November 15, 2013. The senior notes do not require any payments of principal prior to their stated maturity of December 1, 2014, but pursuant to the 2004 indenture under which the senior notes were issued, we would be required to make offers to purchase such senior notes upon the occurrence of specified events, such as certain asset sales or a change in control. Under our revolving credit facility, we have the option of borrowing at a variable rate of interest equal to either (i) the greater of the Prime Rate or the Federal Funds Effective Rate plus  1/2 of 1% or (ii) the London Interbank Offered Rate, or LIBOR; plus in each case an applicable margin. The applicable margin for each base rate is determined by a pricing grid, which is based on our leverage ratio, as defined in the credit agreement governing our revolving credit facility. Unused commitment fees are payable quarterly at the annual rate of 17.5 to 30.0 basis points of the unused portion of the $250.0 million borrowing base of the revolving credit facility, based on the defined leverage ratio. As of December 31, 2008, the average interest rate on the drawn portion of our revolving credit facility was approximately 1.6%. For additional information with respect to our revolving credit facility, our 6.125% senior notes and our 1.625% convertible senior notes, please refer to Note 6 of our consolidated financial statements included herein.

Capital Expenditures and Related Commitments

The following table sets forth the amounts incurred for our newbuild and conversion programs, before construction period interest, during the year ended December 31, 2008 and since each program’s inception, respectively, as well as the estimated total project costs for each of our current expansion programs (in millions):

	For the Year Ended December 31, 2008	Incurred Since Inception	Estimated Program Totals (1)	Projected Delivery Dates (1)
Growth Capital Expenditures:
MPSV program (2)	$239.7	$385.6	$475.0	4Q2008-4Q2009
OSV newbuild program #4 (3)	182.5	271.4	450.0	2Q2008-4Q2010
TTB newbuild program #2 (4)	8.9	77.9	77.9	Completed

Total:	$431.1	$734.9	$1,002.9

(1)

Estimated Program Totals and Projected Delivery Dates are based on internal estimates and are subject to change due to delays and possible cost overruns inherent in any large construction project, including, without limitations, shortages of equipment, lack of shipyard availability, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, the inability to obtain necessary certifications and approvals and shortages of materials, component equipment or skilled labor. All of the above historical and budgeted capital expenditure project amounts for our newbuild and conversion programs represent estimated cash outlays and do not include any allocation of capitalized construction period interest. Projected delivery dates correspond to the first and last vessels that are contracted with shipyards for construction, retrofit or conversion for delivery under our currently active programs, respectively.

(2)

Our MPSV program includes the conversion of two coastwise sulfur tankers into U.S.-flagged, proprietary 370 class DP-2 new generation MPSVs at domestic shipyards, and the newbuild construction of two T-22 class DP-3 new generation MPSVs at foreign shipyards. The first converted DP-2 MPSV, the HOS Centerline, is expected to be placed in service during the first quarter of 2009. The second converted DP-2 MPSV, the HOS Strongline, is expected to be delivered in the fourth quarter of 2009. We took on-time delivery of the first newbuild DP-3 MPSV, the HOS Achiever, and promptly mobilized the vessel to the GoM, where it was placed in service on October 1, 2008. The second newbuild DP-3 MPSV, the HOS Iron Horse, is expected to be delivered during the fourth quarter of 2009. Based on internal estimates, the aggregate cost of the MPSV program, prior to the allocation of construction period interest, is expected to be approximately $475.0 million, including the acquisition cost of the HOS Achiever.

(3)

Our fourth OSV newbuild program consists of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV. Of the 16 new generation DP-2 OSVs included in this program, we have placed in service four vessels in 2008 and two vessels thus far in 2009. The ten remaining vessels are expected to be placed in service on various dates over the next two years, as follows: five during the remainder of 2009 and five in 2010. Based on the current schedule of projected vessel in-service dates, we expect to own and operate 46 and 51 new generation OSVs as of December 31, 2009 and 2010, respectively. These projections result in an average new generation OSV fleet complement of 42.9 and 49.1 vessels for the fiscal years 2009 and 2010, respectively. Inclusive of the specific vessel in-service dates discussed above, the aggregate cost of our fourth OSV newbuild program is expected to be approximately $450.0 million.

(4)

Our second TTB newbuild program has been completed. It consisted of vessel construction contracts with three domestic shipyards to build three 60,000-barrel double-hulled tank barges and retrofit four 3,000 horsepower ocean-going tugs that were purchased in July 2006. We delivered the three double-hulled tank barge newbuilds, the Energy 6506, Energy 6507 and Energy 6508, and three of the four retrofitted ocean-going tugs, the Michigan Service, Huron Service and Superior Service, on various dates throughout the second half of 2007 and first half of 2008. The final retrofitted tug, the Erie Service, was placed in service in July 2008 and marked the completion of this program. The final total cost of our second TTB newbuild program, before construction period interest, was approximately $77.9 million.

The following table summarizes the costs incurred, prior to the allocation of construction period interest, for the purposes set forth for the years ended December 31, 2008, 2007 and 2006 and a forecast for 2009 (in millions):

	Year Ended December 31,
	2009	2008	2007	2006
Maintenance Capital Expenditures:	Forecast	Actual	Actual	Actual
Deferred drydocking charges (1)	$21.7	$19.8	$19.8	$12.9
Other vessel capital improvements (2)	2.1	22.2	18.0	8.4
Miscellaneous non-vessel additions (3)	7.0	23.7	4.9	5.1

Total:	$30.8	$65.7	$42.7	$26.4

(1)	Deferred drydocking charges for 2009 include the projected recertification costs for 15 OSVs, six tugs, and one tank barge.

(2)	Other vessel capital improvements include costs for discretionary vessel enhancements, which are typically incurred during a planned drydocking event to meet customer specifications.

(3)	Non-vessel capital expenditures are primarily related to information technology initiatives and improvements to our shore-base port facility.

Inflation

To date, general inflationary trends have not had a material effect on our operating revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Hornbeck Offshore Services, Inc.

We have audited the accompanying consolidated balance sheets of Hornbeck Offshore Services, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated balance sheets of Hornbeck Offshore Services, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 18 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which became effective January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board, Hornbeck Offshore Services, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

New Orleans, Louisiana

March 2, 2009,

except for Note 18,

which is as of August 11, 2009

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$20,216	$173,552
Accounts receivable, net of allowance for doubtful accounts of $2,135 and $1,048, respectively	87,942	77,647
Other receivables, net	13,865	—
Other current assets	12,203	9,386

Total current assets	134,226	260,585

Property, plant and equipment, net	1,405,340	956,558
Deferred charges, net	37,972	40,522
Other assets	18,205	7,734

Total assets	$1,595,743	$1,265,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,693	$16,169
Accrued interest	2,110	2,088
Accrued payroll and benefits	10,078	10,777
Deferred revenue	21,720	8,032
Current taxes payable	13,990	—
Other accrued liabilities	3,566	9,253

Total current liabilities	68,157	46,319
Revolving credit facility	125,000	—
Long-term debt, net of original issue discount of $56,481 and $65,924, respectively	493,519	484,076
Deferred tax liabilities, net	169,987	126,080
Other liabilities	2,180	2,777

Total liabilities	858,843	659,252

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.01 par value; 100,000 shares authorized; 25,920 and 25,760 shares issued and outstanding, respectively	259	257
Additional paid-in capital	397,593	382,660
Retained earnings	338,818	223,016
Accumulated other comprehensive income	230	214

Total stockholders’ equity	736,900	606,147

Total liabilities and stockholders’ equity	$1,595,743	$1,265,399

The accompanying notes are an integral part of these consolidated statements. The consolidated financial statements have been adjusted for the retrospective application of APB 14-1. See Note 18.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Revenues	$432,084	$338,970	$274,551
Costs and expenses:
Operating expenses	164,532	126,876	95,591
Depreciation	33,498	22,950	24,070
Amortization	18,504	12,219	7,951
General and administrative expenses	37,155	32,857	28,388

	253,689	194,902	156,000

Gain on sale of assets	8,402	1,859	1,854

Operating income	186,797	145,927	120,405
Other income (expense):
Interest income	1,525	18,414	16,074
Interest expense	(8,331)	(21,299)	(18,866)
Other income (expense), net	190	(43)	70

	(6,616)	(2,928)	(2,722)

Income before income taxes	180,181	142,999	117,683
Income tax expense	64,379	51,782	42,727

Net income	$115,802	$91,217	$74,956

Basic earnings per common share	$4.48	$3.55	$2.78

Diluted earnings per common share	$4.29	$3.45	$2.73

Weighted average basic shares outstanding	25,840	25,662	26,966

Weighted average diluted shares outstanding	27,020	26,467	27,461

The accompanying notes are an integral part of these consolidated statements. The consolidated financial statements have been adjusted for the retrospective application of APB 14-1. See Note 18.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2006	27,151	$271	$372,303	$56,843	$78	$429,495
Shares issued under employee benefit programs	205	2	2,687			2,689
Repurchase of common stock	(1,795)	(18)	(63,278)	—	—	(63,296)
Purchase of convertible note hedge, net of taxes	—	—	(401)	—	—	(401)
Sale of common stock warrants	—	—	51,916	—	—	51,916
Stock-based compensation expense	—	—	5,400	—	—	5,400
Tax benefits from stock option exercises	—	—	1,448	—	—	1,448
Comprehensive income:
Net income	—	—	—	74,956	—	74,956
Foreign currency translation	—	—	—	—	73	73

Total comprehensive income						75,029

Balance at December 31, 2006	25,561	$255	$370,075	$131,799	$151	$502,280

Shares issued under employee benefit programs	199	2	2,930	—	—	2,932
Stock-based compensation expense	—	—	8,521	—	—	8,521
Tax benefits from stock option exercises	—	—	1,134	—	—	1,134
Comprehensive income:
Net income	—	—	—	91,217	—	91,217
Foreign currency translation	—	—	—	—	63	63

Total comprehensive income						91,280

Balance at December 31, 2007	25,760	$257	$382,660	$223,016	$214	$606,147

Shares issued under employee benefit programs	160	2	2,140	—	—	2,142
Stock-based compensation expense	—	—	12,183	—	—	12,183
Tax benefits from stock option exercises	—	—	610	—	—	610
Comprehensive income:
Net income	—	—	—	115,802	—	115,802
Foreign currency translation	—	—	—	—	16	16

Total comprehensive income						115,818

Balance at December 31, 2008	25,920	$259	$397,593	$338,818	$230	$736,900

The accompanying notes are an integral part of these consolidated statements. The consolidated financial statements have been adjusted for the retrospective application of APB 14-1. See Note 18.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$115,802	$91,217	$74,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,498	22,950	24,070
Amortization	18,504	12,219	7,951
Stock-based compensation expense	10,815	7,390	5,196
Provision for bad debts	1,087	303	250
Deferred tax expense	44,270	46,471	41,328
Amortization of deferred financing costs	11,573	10,705	2,428
Gain on sale of assets	(8,402)	(1,859)	(1,854)
Equity income from investment	(188)	(96)	(67)
Changes in operating assets and liabilities:
Accounts receivable	(11,517)	(31,948)	(10,512)
Other receivables and current assets	(12,593)	(6,925)	(2,634)
Deferred drydocking charges	(19,773)	(19,812)	(12,881)
Accounts payable	(12)	3,259	(6,727)
Accrued liabilities and other liabilities	23,746	4,902	9,831
Accrued interest	22	(226)	661

Net cash provided by operating activities	206,832	138,550	131,996
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of offshore supply vessels	—	(186,000)	—
Costs incurred for MPSV program	(257,802)	(113,019)	(23,801)
Costs incurred for OSV newbuild program #4	(191,965)	(74,542)	(28,722)
Costs incurred for TTB newbuild program #1	—	—	(13,793)
Costs incurred for TTB newbuild program #2	(9,261)	(51,496)	(9,230)
Acquisition and retrofit of AHTS vessels	—	—	(2,385)
Acquisition of intangible lease rights	(11,541)	—	—
Net proceeds from sale of assets	17,812	5,883	4,074
Vessel capital expenditures	(22,386)	(17,990)	(8,420)
Non-vessel capital expenditures	(12,150)	(4,868)	(5,067)

Net cash used in investing activities	(487,293)	(442,032)	(87,344)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from borrowings under revolving facility	125,000	—	—
Proceeds from issuance of convertible senior notes	—	—	250,000
Payment for purchase of convertible note hedge	—	—	(75,792)
Proceeds from sale of common stock warrants	—	—	51,916
Payments for repurchase of common stock	—	—	(63,296)
Deferred financing costs	(32)	(226)	(7,608)
Net cash proceeds from other shares issued	2,141	2,936	2,577

Net cash provided by financing activities	127,109	2,710	157,797

Effects of exchange rate changes on cash	16	63	73

Net increase (decrease) in cash and cash equivalents	(153,336)	(300,709)	202,522
Cash and cash equivalents at beginning of period	173,552	474,261	271,739

Cash and cash equivalents at end of period	$20,216	$173,552	$474,261

SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES:
Cash paid for interest	$24,981	$22,644	$18,537

Cash paid for income taxes	$6,119	$4,799	$1,398

The accompanying notes are an integral part of these consolidated statements. The consolidated financial statements have been adjusted for the retrospective application of APB 14-1. See Note 18.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Nature of Operations

Hornbeck Offshore Services, Inc., or the Company, was incorporated in the state of Delaware in 1997. The Company, through its subsidiaries, operates offshore supply vessels, or OSVs, multi-purpose support vessels, or MPSVs, and a shore-base to provide logistics support and specialty services to the offshore oil and gas exploration and production industry, primarily in the U.S. Gulf of Mexico, or GoM, and select international markets. The Company, through its subsidiaries, also operates ocean-going tugs and tank barges, or TTB vessels, that provide transportation of petroleum products, primarily in the northeastern United States, GoM and Puerto Rico. All significant intercompany accounts and transactions have been eliminated.

The Company owns a 49% interest in Hornbeck Offshore Trinidad & Tobago Limited, or HOTT-Ltd. HOTT-Ltd is a vessel crewing and management services company established to support the Company’s Trinidad & Tobago-based operations. The 49% interest owned by the Company is being recorded using the equity method. The Company’s equity in income from investments is not material.

2.	Summary of Significant Accounting Policies

Revenue Recognition

The Company charters its OSVs and certain of its tank barges to clients under time charters based on a daily rate of hire and recognizes revenue as earned on a daily basis during the contract period of the specific vessel.

The Company also contracts certain of its tank barges to clients under contracts of affreightment, or COAs, under which revenue is recognized based on the number of days incurred for the voyage as a percentage of total estimated days applied to total estimated revenues. Voyage related costs are expensed as incurred. Substantially all voyages under these contracts are less than 10 days in length.

Deferred revenue represents payments received from customers or billings submitted to customers in advance of vessels commencing time charters.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments in money market funds, deposits and investments available for current use with an initial maturity of three months or less.

Accounts Receivable

Accounts receivable consists of trade receivables net of reserves, amounts to be rebilled to customers and interest receivables.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Depreciation and amortization of equipment and leasehold improvements are computed using the straight-line method based on the estimated useful lives of the related assets. Major modifications and improvements, which extend the useful life of the vessel, are capitalized and amortized over the remaining useful life of the vessel. Gains and losses from retirements or other dispositions are recognized as incurred. Effective January 1, 2007, the Company modified its assumptions regarding estimated salvage values for its marine equipment. Salvage values for marine equipment are estimated to range between 5% and 25% of the originally recorded cost, depending on vessel type. For the year ended December 31, 2007, this change in estimated salvage values resulted in an increase in operating income, net income and diluted earnings per share of approximately $6.2 million, $4.0 million and $0.15, respectively. The Company’s depreciation expense for vessels that were in service as of January 1, 2007, as well as for vessels placed in service after that date, are expected to be lower for the remaining estimated useful life of such assets based on the change in the Company’s estimated salvage values.

The estimated useful lives by classification are as follows:

Tugs	14-25 years
Tank barges	3-25 years
Offshore supply vessels	5-25 years
Multi-purpose support vessels	25 years
Non-vessel related property, plant and equipment	3-28 years

All of the Company’s single-hulled tank barges have estimated useful lives based on their classification under the Oil Pollution Act of 1990. The Company’s double-hulled tank barges have an estimated useful life of 25 years.

Deferred Charges

The Company’s vessels are required by regulation to be recertified after certain periods of time. The Company defers the drydocking expenditures incurred due to regulatory marine inspections and amortizes the costs on a straight-line basis over the period to be benefited from such improvements (generally 30 months). Financing charges are amortized over the term of the related debt.

Deferred charges also include prepaid lease expenses related to the Company’s shore-base port facility. Such prepaid lease expenses are being amortized on a straight-line basis over the effective remaining term of the lease.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The provision for income taxes includes provisions for federal, state and foreign income taxes.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

Customers are primarily major and independent, domestic and international, oil and oil service companies. The Company’s customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company usually does not require collateral. The Company provides an estimate for uncollectible accounts based primarily on management’s judgment using historical losses, current economic conditions and individual evaluations of each customer to make adjustments to the allowance for doubtful accounts.

In April 2008, Superior Offshore International, Inc., or Superior Offshore, announced that it filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Superior Offshore has continued to operate its business as debtor-in-possession in accordance with the applicable provisions of the Bankruptcy Code. Superior Offshore is the charterer of the HOS Achiever, a vessel that the Company acquired from Superior Offshore in January 2008. The vessel commenced its charter with Superior Offshore, executed in January 2008, on October 1, 2008. In early January 2009, Superior Offshore obtained an order from the Bankruptcy Court approving the rejection of the charter pursuant to the provisions of section 365 of the Bankruptcy Code. The rejection of the charter constitutes a breach of the charter. The Company has filed a proof of claim in the Superior Offshore bankruptcy case for payment of rejection damages associated with the breach of the charter. In late January 2009, Superior Offshore obtained confirmation of its Chapter 11 Plan of Reorganization, which provides for the treatment of claims from the available assets of the bankruptcy estate. The Company believes that it has mitigated its risk of loss under such charter through funds received under a letter of credit provided by Superior Offshore. In addition, as permitted by the time charter with Superior Offshore, the HOS Achiever is actively being marketed to other domestic and international customers.

As of December 31, 2008, Other Receivables, net represent amounts billed to Superior Offshore under the Company’s existing time charter agreement for the HOS Achiever as well as time charter payments for a conventional OSV and shore-based services, which is partially offset by $8.0 million in proceeds from the letter of credit. Other receivables also include approximately $13.8 million for invoices billed in advance of charter periods in 2009 and other charter related invoices pursuant to the contract. Such invoices were recorded as deferred revenue. As of January 28, 2009, the Company filed its amended proof of claim in the Bankruptcy Court to assert its rights to payment of these receivables from Superior Offshore’s Chapter 11 bankruptcy estate. The Company believes that a substantial portion, and potentially all, of these amounts are collectible based on Superior Offshore’s remaining cash and asset position described in Superior Offshore’s Bankruptcy Disclosure Statement and Plan of Reorganization. However, due to unfavorable decisions that could be issued by the Bankruptcy Court, all of which are beyond the Company’s control, the Company cannot provide absolute assurance that all amounts currently recorded as receivables due from Superior Offshore will ultimately be collected.

The following table represents the allowance for doubtful accounts (in thousands):

	December 31,
	2008	2007	2006
Balance, beginning of year	$1,048	$745	$495
Changes to provision	1,087	303	250

Balance, end of year	$2,135	$1,048	$745

Impairment of Long-Lived Assets

When events or circumstances indicate that the carrying amount of long-lived assets to be held and used or intangible assets might not be recoverable, the expected future undiscounted cash flows from the assets are estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amounts. Fair value is determined based on discounted cash flow or appraised values, as appropriate. The Company did not record any impairment losses related to its long-lived assets during 2008, 2007 or 2006.

Reclassifications

Certain prior year amounts in the financial statements have been reclassified to conform to the current year presentation. These reclassifications had no impact on the Company’s results of operations.

Recent Accounting Pronouncements

On May 9, 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or APB 14-1. APB 14-1 specifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” In general, paragraph 12 of Opinion 14 precludes considering cash proceeds from the issuance of specified types of convertible debt instruments as attributable to the conversion feature. APB 14-1 nullifies EITF No. 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion,” and EITF No. 03-7, “Accounting for the Settlement of the Equity-Settled Portion of a Convertible Debt Instrument That Permits or Requires the Conversion Spread to Be Settled in Stock (Instrument C of Issue No. 90-19).”

APB 14-1 requires that the liability and equity components of a convertible debt instrument within the scope of the FSP be accounted for separately so that the entity’s accounting will reflect additional non-cash interest expense to match the nonconvertible debt borrowing rate as of the date of issue when interest cost is recognized in subsequent periods. APB 14-1 requires retrospective application to all periods and is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted APB 14-1 effective January 1, 2009. Refer to Note 18 for the effects of the retroactive accounting change.

3.	Earnings Per Share

Basic earnings per common share was calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share was calculated by dividing net income by the weighted average number of common shares outstanding during the year plus the effect of dilutive stock options. Weighted average number of common shares outstanding was calculated by using the sum of the shares determined on a daily basis divided by the number of days in the period. The table below reconciles the company’s earnings per share (in thousands, except for per share data):

	Year Ended December 31,
	2008	2007	2006
Net income	$115,802	$91,217	$74,956

Weighted average number of shares of common stock outstanding	25,840	25,662	26,966
Add: Net effect of dilutive stock options (1) (2)	1,180	805	495

Adjusted weighted average number of shares of common stock outstanding (3)	27,020	26,467	27,461

Earnings per common share:
Basic	$4.48	$3.55	$2.78

Diluted	$4.29	$3.45	$2.73

(1)

As of December 31, 2008, 2007 and 2006, stock options representing rights to acquire 3, 146, 323, shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was antidilutive. Stock options are anti-dilutive when the exercise price of the options is greater than the average market price of the common stock for the period or when the results from operations are a net loss.

(2)

For the year ended December 31, 2008, 2007 and 2006, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of the Notes. See Note 6 for further information.

(3)

Dilutive restricted stock is expected to fluctuate from quarter to quarter depending the Company’s performance compared to a predetermined set of performance criteria. See Note 8 for further information regarding certain of the Company’s restricted stock awards.

4.	Defined Contribution Plan

The Company offers a 401(k) plan to all full-time employees. Employees must be at least eighteen years of age and have completed three months of service to be eligible for participation. Participants may elect to defer up to 60% of their compensation, subject to certain statutorily established limits. The Company may elect to make annual matching and profit sharing contributions to the 401(k) plan. During the years ended December 31, 2008, 2007 and 2006, the Company made contributions to the 401(k) plan of approximately $2.3 million, $1.5 million, and $0.9 million, respectively.

5.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2008	2007
Tugs	$96,725	$72,985
Tank barges	180,289	163,666
Offshore supply vessels and multi-purpose support vessels	711,180	505,670
Non-vessel related property, plant and equipment	47,397	28,778
Less: Accumulated depreciation	(148,897)	(116,480)

	886,694	654,619

Construction in progress (vessel and non-vessel)	518,646	301,939

	$1,405,340	$956,558

6.	Long-Term Debt

Senior Notes

On November 23, 2004, the Company issued in a private placement $225.0 million in aggregate principal amount of 6.125% senior unsecured notes, or 2004 senior notes, governed by an indenture, or the 2004 indenture. The effective interest rate on the 2004 senior notes is 6.38%. On October 4, 2005, the Company issued in a private placement an additional $75.0 million in aggregate principal amount of 6.125% senior unsecured notes, or additional notes, governed by the 2004 indenture. The additional notes were priced at 99.25% of principal amount to yield 6.41%. The 2004 senior notes and additional notes, collectively, the senior notes, mature on December 1, 2014 and require semi-annual interest payments at a fixed interest rate of 6.125% per year on June 1 and December 1 of each year until maturity. No principal payments are due until maturity. Pursuant to registered exchange offers, the senior notes issued in November 2004 and October 2005 that were initially sold pursuant to private placements were exchanged by the holders for 6.125% senior notes with substantially the same terms, except that the issuance of the senior notes issued in the exchange offers was registered under the Securities Act of 1933, as amended, or the Securities Act. Both series of senior notes were issued under and are entitled to the benefits of the same 2004 indenture.

The senior notes are senior unsecured obligations and rank equally in right of payment with other existing and future senior indebtedness and senior in right of payment to any subordinated indebtedness that may be incurred by the Company in the future. The senior notes are guaranteed by certain of the Company’s subsidiaries. The guarantees are full and unconditional, joint and several, and all of the Company’s non-guarantor subsidiaries are minor as defined in Commission regulations. Hornbeck Offshore Services, Inc., as the parent company issuer of the senior notes, has no independent assets or operations other than its ownership interest in its subsidiaries and affiliates. There are no significant restrictions on the Company’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan, except for certain restrictions contained in the Company’s revolving credit facility restricting the payment of dividends by the Company’s two principal subsidiaries. The Company may, at its option, redeem all or part of the senior notes from time to time at specified redemption prices and subject to certain conditions required by the indenture. The Company is permitted under the terms of the indenture to incur additional indebtedness in the future, provided that certain financial conditions set forth in the indenture are satisfied by the Company.

Convertible Senior Notes

On November 13, 2006, the Company issued in a private placement $250.0 million of convertible senior notes due 2026, or the convertible notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act. During the first quarter of 2007, the Company registered the resale of the convertible notes by the holders thereof. The convertible notes bear interest at an annual rate of 1.625%, declining to 1.375% beginning on November 15, 2013, payable semi-annually on May 15 and November 15 of each year, with the first interest payment made on May 15, 2007. The convertible notes are convertible into shares of the Company’s common stock based on the applicable conversion rate only under the following circumstances:

•

during any calendar quarter (and only during such calendar quarter), if the closing price of the Company’s shares of common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 135% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate;

•

prior to November 15, 2013, during the five business day period after a 10 consecutive trading day period in which the trading price per $1,000 principal amount of senior subordinated convertible notes for each day of that period was less than 95% of the product of the closing price for the Company’s shares of common stock for each day of that period and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the convertible notes;

•	if the convertible notes have been called for redemption, or

•	upon the occurrence of specified corporate transactions, as defined by the convertible note agreement.

The initial conversion rate of 20.6260 shares per $1,000 principal amount of notes, which corresponds to a conversion price of approximately $48.48 per share, is based on the last reported sale price of the Company’s common shares on The New York Stock Exchange of $35.26 on November 7, 2006. As of December 31, 2008, the Company’s closing share price was $16.34.

The convertible notes are guaranteed by certain of the Company’s subsidiaries. The guarantees are full and unconditional, joint and several, and all of the Company’s non-guarantor subsidiaries are minor as defined in Commission regulations. Hornbeck Offshore Services, Inc., as the parent company issuer of the convertible senior notes, has no independent assets or operations other than its ownership interest in its subsidiaries and affiliates. There are no significant restrictions on the Company’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan, except for certain restrictions contained in the Company’s revolving credit facility restricting the payment of dividends by the Company’s two principal subsidiaries. The convertible notes are general unsecured, senior obligations of the Company, ranking equally in right of payment with all of its existing and future senior indebtedness, including its outstanding 6.125% senior notes due 2014, and indebtedness under its revolving credit facility.

If, upon the occurrence of certain events, the holders of the convertible notes exercise the conversion provisions of the convertible notes, the Company may need to remit the principal balance of the convertible notes to them in cash as discussed below. In such case, the Company would classify the entire amount of the outstanding convertible notes as a current liability in the respective quarter. This evaluation of the classification of amounts outstanding associated with the convertible notes will occur every calendar quarter. Upon conversion, a holder will receive, in lieu of common stock, an amount of cash equal to the lesser of (i) the principal amount of the convertible note, or (ii) the conversion value, determined in the manner set forth in the indenture governing the convertible notes, of a number of shares equal to the conversion rate. If the conversion value exceeds the principal amount of the convertible note on the conversion date, the Company will also deliver, at the Company’s election, cash or common stock or a combination of cash and common stock with respect to the conversion value upon conversion. If conversion occurs in connection with a change of control, the Company may be required to deliver additional shares of its common stock by increasing the conversion rate with respect to such convertible notes.

In connection with the sale of the convertible notes, the Company is a party to convertible note hedge transactions with respect to its common stock with Jefferies & Company, Inc., JP Morgan Chase and AIG-FP Structured Finance (Cayman) Limited, or the counterparties. Each of the convertible note hedge transactions involves the purchase of call options with exercise prices equal to the conversion price of the convertible notes, and are intended to mitigate dilution to the Company’s stockholders upon the potential future conversion of the convertible notes. Under the convertible note hedge transactions, the counterparties are required to deliver to the Company the number of shares of the Company’s common stock that the Company is obligated to deliver to the holders of the convertible notes with respect to the conversion. The convertible note hedge transactions cover approximately the same number of shares of the Company’s common stock underlying the convertible notes, subject to customary anti-dilution adjustments, at a strike price of approximately $48.48 per share of common stock. The convertible note hedge transactions expire at the close of trading on November 15, 2013, which is the date that the convertible notes are first putable by the convertible noteholders, although the counterparties will have ongoing obligations with respect to convertible notes properly converted on or prior to that date of which the counterparty has been timely notified. In addition, on November 15, 2016 and November 15, 2021, holders of the 1.625% convertible senior notes may require the Company to purchase their notes for cash.

The Company also entered into separate warrant transactions, whereby the Company sold to the counterparties warrants to acquire approximately the same number of shares of its common stock underlying the convertible notes, subject to customary anti-dilution adjustments, at a strike price of $62.59 per share of common stock, which represented a 77.5% premium over the closing price of the Company’s shares of common stock on November 7, 2006. If the counterparties exercise the warrants, the Company will have the option to settle in cash or shares of its common stock equal to the difference between the then market price and strike price. The convertible note hedge and warrant transactions are separate and legally distinct instruments that bind the Company and the counterparties and have no binding effect on the holders of the convertible notes.

For income tax reporting purposes, the Company has elected to integrate the convertible notes and the convertible note hedge transactions. Integration of the convertible note hedge with the convertible notes creates an in-substance original issue debt discount for income tax reporting purposes and, therefore, the cost of the convertible note hedge is accounted for as interest expense over the term of the convertible notes for income tax reporting purposes. The associated income tax deductions will be recognized in the period that the deduction is taken for income tax reporting purposes. The Company has also treated the proceeds from the sale of warrants as a non-taxable increase in additional paid-in capital in stockholders’ equity.

The Company has filed with the SEC a shelf registration statement with respect to the resale of the convertible notes and the shares of the Company’s common stock issuable upon conversion of the convertible notes. The Company has agreed to keep such shelf registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all of the convertible notes and/or shares of common stock issuable upon conversion of the convertible notes, and (ii) the date when the holders, other than the holders that are the Company’s affiliates, of the convertible notes and the common stock issuable upon conversion or the convertible notes are able to sell all such securities immediately without restriction pursuant to the provisions of Rule 144(k) under the Securities Act or any successor rule thereto or otherwise. The Company will be required to pay additional interest, subject to certain limitations, to the holders of the convertible notes if the Company fails to comply with its obligations to keep such shelf registration statement effective for the specified time period. The additional interest will accrue at a rate per annum equal to 0.25% for the first 90 days and 0.50% after the first 90 days after the date on which any registration statement default occurs to the date such default has been cured. As of December 31, 2008, the Company was not in default of its shelf registration requirements set forth in the convertible note agreement and has not accrued for any such additional interest.

The Company used a portion of the $243.8 million in net proceeds of the offering, along with a portion of the $51.9 million in proceeds from the sale of warrants, to fund the $75.8 million cost of convertible note hedge transactions and the $63.3 million cost to repurchase approximately 1.8 million shares of its common stock contemporaneously with the closing of the convertible notes offering. The remaining net proceeds of the convertible notes offering and the warrant transactions of approximately $156.6 million was used for general corporate purposes, including acquisitions and additional new vessel construction.

Revolving Credit Facility

On September 27, 2006, the Company closed on a five-year senior secured $100.0 million revolving credit facility with an accordion feature that allowed for the expansion of the facility up to an aggregate of $250.0 million. On February 20, 2008, the Company exercised its accordion feature in full and increased the then-undrawn borrowing base of its revolving credit facility from $100.0 million to $250.0 million. In accordance with the terms of the expanded facility, the Company pledged an additional 16 new generation OSVs as collateral commensurate with the higher borrowing base. As of December 31, 2008, 24 new generation OSVs and four ocean-going tugs and associated personalty collateralized the facility. The revolving credit facility is available for working capital and general corporate purposes, including acquisitions, additional newbuild and conversion programs and other capital expenditures. As of December 31, 2008, the Company had a balance outstanding of $125.0 million under the revolving credit facility in addition to $0.9 million posted in letters of credit, which results in $124.1 million of credit immediately available under such facility. Recent draws under the revolving credit facility primarily funded construction milestone and other payments required under the Company’s ongoing vessel newbuild and conversion programs.

With the revolving credit facility, the Company has the option of borrowing at a variable rate of interest equal to either (i) the greater of the Prime Rate or the Federal Funds Effective Rate plus  1/2 of 1% or (ii) the London Interbank Offered Rate, or LIBOR; plus in each case an applicable margin. The applicable margin for each base rate is determined by a pricing grid, which is based on the Company’s leverage ratio, as defined in the credit agreement governing the revolving credit facility. The applicable LIBOR margin for the revolving credit facility ranges from 50 to 150 basis points. Unused commitment fees are payable quarterly at the annual rate of 17.5 to 30.0 basis points of the unused portion of the borrowing base of the new revolving credit facility, based on the defined leverage ratio.

The credit agreement governing the revolving credit facility and the 2004 indenture governing the Company’s senior notes impose certain operating and financial restrictions on the Company. Such restrictions affect, and in many cases limit or prohibit, among other things, the Company’s ability to incur additional indebtedness, make capital expenditures, redeem equity, create liens, sell assets and make dividend or other restricted payments.

Interest expense excludes capitalized interest related to the construction or conversion of vessels in the approximate amount of $28.3 million, $11.4 million, and $2.7 million, for the years ended December 31, 2008, 2007 and 2006, respectively.

As of the dates indicated, the Company had the following outstanding long-term debt (in thousands):

	December 31,
	2008	2007
6.125% senior notes due 2014, net of original issue discount of $398 and $453	$299,602	$299,547
1.625% convertible senior notes due 2026, net of original issue discount or $56,083 and $65,471(1)	193,917	184,529
Revolving credit facility	125,000	—

	618,519	484,076
Less current maturities	—	—

	$618,519	$484,076

(1)	The notes initially bear interest at a fixed rate of 1.625% per year, declining to 1.375% beginning on November 15, 2013.

Annual maturities of debt, excluding the potential effects of conditions discussed in Convertible Senior Notes, during each year ending December 31, are as follows (in thousands):

2009	$—
2010	—
2011	125,000
2012	—
2013	—
Thereafter	493,519

$618,519

7. Stockholders’ Equity

Preferred Stock

The Company’s certificate of incorporation authorizes 5.0 million shares of preferred stock. The Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Company’s stockholders.

Stockholder Rights Plan

The Company’s Board of Directors previously implemented a stockholder rights plan, as amended, establishing one right for each outstanding share of common stock. The rights become exercisable, and transferable apart from the Company’s common stock, 10 business days following a public announcement that a person or group has acquired beneficial ownership of, or has commenced a tender or exchange offer for, 10% or more of the Company’s common stock.

Repurchase of Common Stock

On November 13, 2006, the Company repurchased approximately 1.8 million shares of its common stock at a cost of $63.3 million. The stock repurchase was executed contemporaneously with the private offering of $250.0 million of 1.625% convertible senior unsecured notes due 2026 as discussed in Note 6.

8. Stock-Based Compensation

Incentive Compensation Plan

The Company has an incentive compensation plan covering a maximum of 3.5 million shares of common stock that allows the Company to grant stock options, restricted stock awards and restricted stock unit awards, or collectively restricted stock, and stock appreciation rights to employees and directors. The issuance of shares of common stock under the incentive compensation plan has been registered on Form S-8 with the Securities and Exchange Commission.

The table below reflects selected finanacial captions and the related impact stock-based compensation expense charges have on the Company’s operating results (in thousands, except per share data):

	Year Ended December 31,
	2008	2007	2006
Income before taxes	$10,815	$7,390	$5,196

Net income	$6,954	$4,715	$3,310

Earnings per common share:
Basic	$0.27	$0.18	$0.12

Diluted	$0.26	$0.18	$0.12

For the years ended December 31, 2008, 2007 and 2006, approximately $1.4 million, $1.1 million, and $0.2 million of stock-based compensation expense, respectively, was capitalized as part of the Company’s newbuild construction programs and general corporate projects. FAS 123R also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as financing cash flows, rather than as operating cash flows. The Company recorded financing cash flows for such excess tax deductions of approximately $0.5 million, $1.2 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Net cash proceeds from the exercise of stock options were $1.2 million, $2.3 million and $2.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, and the income tax benefit from such exercises was $1.0 million, $1.1 million and $1.5 million for the respective periods. As of December 31, 2008, the Company has approximately 0.5 million shares available for future grants of stock options, restricted stock, stock appreciation rights or other awards to employees and directors under the incentive compensation plan.

Stock Options

The Company is authorized to grant stock options under its incentive compensation plan in which the purchase price of the stock subject to each option is established as the closing price on the New York Stock Exchange of the Company’s common stock on the date of grant and accordingly is not less than the fair market value of the stock on the date of grant. All options granted during the year ended December 31, 2006 expire ten years after the date of grant, have an exercise price equal to or greater than the actual or estimated market price of the Company’s stock on the date of grant and vest over a one to four-year period. No stock options were granted during the two years ended December 31, 2008.

The fair value of the options granted under the Company’s incentive compensation plan during the year ended December 31, 2006 was estimated using the Black-Scholes pricing model using the minimum value method with the following weighted-average assumptions for the respective periods.

For the Year Ended December 31, 2006
Dividend yield	0%
Expected volatility	40.4%
Risk-free interest rate	4.5%
Expected term (years)	4.0
Weighted-average grant-date fair value per share	$12.47

The following table represents the Company’s stock option activity for the year ended December 31, 2008 (in thousands, except per share data and years):

	Number of Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2008	1,037	$18.15	6.1	$27,808
Exercised	(68)	17.99	n/a	1,886
Forfeited	(3)	33.15	n/a	n/a

Options outstanding at December 31, 2008	966	$18.10	5.1	$3,195

Exercisable options outstanding at December 31, 2008	906	$17.09	4.9	$3,195

In addition, the total fair value of stock options vested for the year ended December 31, 2008 was $2.0 million.

The following table represents the Company’s nonvested stock option activity for the year ended December 31, 2008 (in thousands, except per share data):

	Number of Shares	Weighted-Average Grant-Date Fair Value
Nonvested stock options at January 1, 2008	222	$12.53
Vested	(161)	12.48
Forfeited	(3)	12.47

Nonvested stock options at December 31, 2008	58	$12.47

As of December 31, 2008, the Company had unamortized stock-based compensation expense of $0.1 million that will be recognized during the first quarter of 2009 and has recorded approximately $1.0 million of compensation expense during the year ended December 31, 2008, respectively, associated with stock options.

Restricted Stock

The Company’s incentive compensation plan allows the Company to issue restricted stock and restricted stock units, collectively restricted stock awards, with either performance-based or time-based vesting provisions. The Company has issued two types of performance-based restricted stock awards whose vesting is determined by achieving either external or internal performance criteria. For the first type of performance-based restricted stock award, the number of shares that will ultimately be received by the award recipients at the end of the performance period is dependent upon the Company’s performance relative to a peer group, as defined by the restricted stock agreements governing such awards. Performance is measured by the change in the Company’s stock price measured against the peer group during the measurement period, generally three years. The actual number of shares that could be received by the award recipients can range from 0% to 200% of the Company’s base share awards depending on the Company’s performance ranking relative to the peer group. The second type of performance-based restricted stock award, calculates the shares to be received based on the Company’s achievement of certain performance criteria over a three year period as defined by the restricted stock agreement governing such awards. The actual number of shares that could be received by these award recipients can range from 0% to 100% of the Company’s base share awards depending on the number of performance goals attained by the Company. Compensation expense related to restricted stock awards is recognized over the period the restrictions lapse, from one to three years. The fair value of the Company’s performance-based restricted stock awards, which is determined using a Monte Carlo simulation, is applied to the base shares and is amortized over the vesting period based on either their relative performance compared to peers or internal performance goals attained. The compensation expense related to time-based restricted stock awards, which is amortized over the vesting period, is determined based on the market price of the Company’s stock on the date of grant applied to the total shares that are expected to fully vest. As of December 31, 2008, the Company had unamortized stock-based compensation expense of $15.6 million, which will be recognized over the next 1.5 years. Also, the Company has recorded approximately $10.9 million of compensation expense during the year ended December 31, 2008, respectively, associated with restricted stock awards.

The following table summarizes the restricted stock awards activity during the year ended December 31, 2008 (in thousands):

	Number of Shares	Weighted Avg. Fair Value Per Share (1)
Restricted stock awards:
Restricted stock awards as of January 1, 2008	756	$27.58
Granted during the period (2)	484	36.43
Cancellations during the period (2)	(58)	31.47
Vested	(47)	33.98

Outstanding, as of December 31, 2008	1,135	$28.89

(1)

The weighted average fair value per share is determined by the stock price on the date of grant for time-based shares and is determined using a Monte Carlo simulation for performance-based shares, of which the fair value is applied to both the base and bonus share awards.

(2)	Includes the full amount of both base and bonus share awards granted or cancelled during the period, which represents up to 200% of the aggregate total of the base share awards.

Employee Stock Purchase Plan

On May 3, 2005, the Company established the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or ESPP, which was adopted by the Company’s Board of Directors and approved by the Company’s stockholders. Under the ESPP, the Company is authorized to issue up to 700,000 shares of common stock to eligible employees of the Company and its designated subsidiaries. Employees have the opportunity to purchase shares of the Company’s common stock at periodic intervals through accumulated payroll deductions that will be applied at semi-annual intervals to purchase shares of common stock at a discount from the market price as defined by the ESPP. The ESPP is designed to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, and thereby allows participating employees to defer recognition of taxes when purchasing the shares of common stock at a 15% discount under the ESPP. On May 6, 2005, the Company filed a Registration Statement on Form S-8 with the Commission to register the issuance of shares of common stock under the ESPP. As of December 31, 2008, there were approximately 609,065 shares available for future issuance to employees under the ESPP.

The fair value of the employees’ stock purchase rights granted under the ESPP was estimated using the Black-Scholes model with the following assumptions for years ended December 31, 2008 and 2007:

	2008	2007
Dividend yield	0%	0%
Expected volatility	41.4%	46.4%
Risk-free interest rate	2.7%	4.9%
Expected term (months)	6.0	6.0
Weighted-average grant-date fair value per share	$6.45	$10.46

9. Income Taxes

The net long-term deferred tax liabilities in the accompanying consolidated balance sheets include the following components (in thousands):

	December 31,
	2008	2007	2006
Deferred tax liabilities:
Fixed assets	$190,983	$130,369	$93,133
Deferred charges and other liabilities	8,623	7,809	5,477

Total deferred tax liabilities	199,606	138,178	98,610
Deferred tax assets:
Net operating loss carryforwards	(134)	(351)	(13,621)
Allowance for doubtful accounts	(777)	(381)	(270)
FAS 123R stock-based compensation expense	(6,994)	(4,349)	(1,850)
Alternative minimum tax credit carryforward	(21,183)	(5,743)	(1,399)
Foreign tax credit carryforward	—	(1,343)	—
Other	(665)	(282)	(70)

Total deferred tax assets	(29,753)	(12,449)	(17,210)
Valuation allowance	134	351	95

Total deferred tax liabilities, net	$169,987	$126,080	$81,495

The components of the income tax expense follow (in thousands):

	December 31,
	2008	2007	2006
Current tax expense:
U.S.	$15,446	$—	$—
Foreign	4,416	1,343	—

Total current tax expense	19,862	1,343	—
Deferred tax expense:
U.S.	44,517	50,439	42,727

Total tax expense	$64,379	$51,782	$42,727

Current taxes payable as of December 31, 2008 consists primarily of U.S. federal income tax liabilities; which represents alternative minimum taxes related to the fiscal year 2008. The payment due dates of such taxes were postponed from September and December 2008 until January 2009.

Income before income taxes, based on jurisdiction earned, was as follows (in thousands):

	December 31,
	2008	2007	2006
U.S.	$141,982	$125,375	$103,927
Foreign	38,199	17,624	13,756

Total income before income taxes	$180,181	$142,999	$117,683

The Company has a state tax net operating loss carryforward of approximately $2.3 million related to two state tax jurisdictions. These carryforwards can only be utilized if the Company generates taxable income in the appropriate tax jurisdiction. A valuation allowance of approximately $0.1 million has been established to fully offset the deferred tax asset related to the state tax jurisdictions.

The following table reconciles the difference between the Company’s income tax provision calculated at the federal statutory rate and the actual income tax provision (in thousands):

	Year Ended December 31,
	2008	2007	2006
Statutory rate	$63,063	$50,050	$41,189
State taxes, net	2,355	1,865	1,530
Non-deductible expense	34	37	49
Foreign taxes and other	(1,073)	(170)	(41)

	$64,379	$51,782	$42,727

10. Commitments and Contingencies

Vessel Construction

On May 5, 2005, the Company announced a conversion program to retrofit two coastwise sulfur tankers into U.S.-flagged, 370 class DP-2 new generation multi-purpose support vessels, or MPSVs. As of December 31, 2008, the Company was contracted for the conversion of these two vessels at two domestic shipyards. The first converted DP-2 MPSV was recently mobilized to the GoM for final commissioning and certification by regulatory authorities and is expected to be placed in service during the first quarter of 2009. The second converted DP-2 MPSV is expected to be delivered in the fourth quarter of 2009. In May 2007 and January 2008, the Company announced the expansion of its MPSV program to include the newbuild construction of two T-22 class DP-3 new generation MPSVs at two foreign shipyards. The Company took delivery of the first newbuild DP-3 MPSV during the fourth quarter of 2008 and promptly mobilized the vessel to the GoM. The second newbuild DP-3 MPSV is expected to be delivered during the fourth quarter of 2009. Based on internal estimates, the total project cost to acquire and convert the two 370 class DP-2 MPSVs and construct the two T-22 class DP-3 MPSVs, prior to construction period interest, is expected to be approximately $475.0 million in the aggregate. As of December 31, 2008, the Company had incurred construction and conversion costs of approximately $385.6 million since the inception of the MPSV program.

In September 2005, the Company announced, and has since expanded, its fourth OSV newbuild program. This program consists of vessel construction contracts with three domestic shipyards to build six proprietary 240 ED class OSVs, nine proprietary 250 EDF class OSVs and one 290 class new generation OSV, respectively. Of the 16 vessels to be placed in service under this program, four vessels were delivered on various dates during 2008. The remaining 12 vessels are expected to be placed in service as follows: seven in 2009 and five in 2010. Based on current contracts and internal estimates, the aggregate total cost of this program, before construction period interest, is expected to be approximately $450.0 million. As of December 31, 2008, the Company had incurred construction costs of approximately $271.4 million since the inception of its fourth OSV newbuild program.

Operating Leases

The Company is obligated under certain operating leases for marine vessels, office space, shore-base facilities and vehicles. The Covington facility lease, which commenced on September 1, 2003, provides for an initial term of five years with two five-year renewal options. In September 2008, the Company exercised its first five-year renewal option. The Brooklyn facility lease expires on April 30, 2009. The Company expects to renew this lease for an additional year. A shore-base facility lease in Port Fourchon commenced on December 20, 2005 and provides for an initial term of seven years with four additional five-year periods upon the terms and conditions contained in the lease agreement. On January 30, 2008, the Company purchased a leasehold interest in a parcel of improved real estate as an adjacent addition to HOS Port, its existing shore-base facility located in Port Fourchon, Louisiana. At December 31, 2008, the new facility lease had approximately six years remaining on its initial term, with four additional five-year renewal periods.

Future minimum payments under noncancelable leases for years subsequent to 2008 follow (in thousands):

Year Ended December 31,
2009	$2,119
2010	1,732
2011	1,716
2012	1,712
2013 and thereafter	29,450

$36,729

In addition, the Company leases marine vessels used in its operations under long-term and month-to-month operating lease agreements. Total rent expense related to such leases was approximately $5.4 million, $9.4 million, and $7.8 million, during the years ended December 31, 2008, 2007 and 2006, respectively.

Contingencies

In the normal course of its business, the Company becomes involved in various claims and legal proceedings in which monetary damages are sought. It is management’s opinion that the Company’s liability, if any, under such claims or proceedings would not materially affect its financial position or results of operations.

The Company insures against losses relating to its vessels, pollution and third party liabilities, including claims by employees under Section 27 of the Merchant Marine Act of 1920, or the Jones Act. Third party liabilities and pollution claims that relate to vessel operations are covered by the Company’s entry in a mutual protection and indemnity association, or P&I Club. In March 2006, the terms of entry for both of the Company’s segments contained an annual aggregate deductible (AAD) for which the Company remains responsible, while the P&I Club is responsible for all applicable amounts that exceed the AAD, after payment by the Company of an additional individual claim deductible. The Company provides reserves for those portions of the AAD and any individual claim deductibles for which the Company remains responsible by using an estimation process that considers Company-specific and industry data, as well as management’s experience, assumptions and consultation with outside counsel. As additional information becomes available, the Company will assess the potential liability related to its pending litigation and revise its estimates. Such revisions in estimates of the potential liability could materially impact the Company’s results of operations, financial position or cash flows. As of December 31, 2008, the Company’s claims incurred under its P&I Club policies have not exceeded the AAD for the current policy year.

11. Deferred Charges

Deferred charges include the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Deferred financing costs, net of accumulated amortization of $6,101, $3,970, and $2,060, respectively	$10,572	$11,854	$13,542
Deferred drydocking costs, net of accumulated amortization of $20,788, $12,280, and $18,499, respectively	23,257	21,205	13,686
Prepaid lease expense, net of amortization of $435, $277 and $119, respectively	3,954	4,112	4,269
Other deferred charges	189	3,351	57

Total	$37,972	$40,522	$31,554

12. Related Party Transactions

During 2008, 2007 and 2006, the Company received aggregate payments of approximately $0.6 million, $7.4 million and $1.4 million, respectively, for charter of its OSVs and rental of its shore-base port facility from a customer whose Chairman, President and Chief Executive Officer is currently a member of the Company’s Board of Directors.

13. Major Customers

In the years ended December 31, 2008, 2007 and 2006, revenues from the following customers exceeded 10% of total revenues:

	Year Ended December 31,
	2008	2007	2006
Customer A (1)	—	10%	—
Customer B (2)	—	—	12%

(1)	Upstream segment.

(2)	Upstream and Downstream segment.

14. Segment Information

The Company provides marine transportation and logistics services through two business segments. The Company primarily operates new generation OSVs and MPSVs in the U.S. Gulf of Mexico, or GoM, other U.S. coastlines, Trinidad, Mexico, and Qatar and operates a shore-base facility in Port Fourchon, Louisiana through its Upstream segment. The OSVs, MPSVs and the shore-base facility principally support complex exploration and production projects by transporting cargo to offshore drilling rigs and production facilities and provide support for oilfield and non-oilfield specialty services, including military applications. The Downstream segment primarily operates ocean-going tugs and tank barges in the northeastern United States, the domestic GoM, Great Lakes and Puerto Rico. The ocean-going tugs and tank barges provide coastwise transportation of refined and bunker grade petroleum products as well as non-traditional downstream services, such as support of deepwater well testing and other specialty applications for the Company’s upstream customers.

The following table shows reportable segment information for the years ended December 31, 2008, 2007 and 2006, reconciled to consolidated totals and prepared on the same basis as the Company’s consolidated financial statements (in thousands).

	Year Ended December 31,
	2008	2007	2006
Revenues:
Upstream
Domestic	$262,199	$193,634	$141,341
Foreign(1)	72,161	34,721	25,040

	334,360	228,355	166,381

Downstream
Domestic	88,235	101,427	100,260
Foreign(1)	9,489	9,188	7,910

	97,724	110,615	108,170

Total	$432,084	$338,970	$274,551

Operating Expenses:
Upstream	$111,256	$78,512	$55,175
Downstream	53,276	48,364	40,416

Total	$164,532	$126,876	$95,591

Depreciation and Amortization:
Upstream	$32,958	$19,903	$17,344
Downstream	19,044	15,266	14,677

Total	$52,002	$35,169	$32,021

General and Administrative Expenses:
Upstream	$26,255	$17,865	$13,505
Downstream	10,900	14,992	14,883

Total	$37,155	$32,857	$28,388

Gain on sale of assets:
Upstream	$8,402	$1,859	$—
Downstream	—	—	1,854

Total	$8,402	$1,859	$1,854

Operating Income:
Upstream	$172,293	$113,934	$80,357
Downstream	14,504	31,993	40,048

Total	$186,797	$145,927	$120,405

Capital Expenditures:
Upstream	$491,253	$389,519	$58,373
Downstream	11,627	54,125	28,010
Non-vessel	2,225	4,271	5,035

Total	$505,105	$447,915	$91,418

Identifiable Assets:
Upstream	$1,319,392	$980,510	$861,654
Downstream	254,574	261,581	215,986
Corporate	21,777	23,308	20,947

Total	$1,595,743	$1,265,399	$1,098,587

Long-Lived Assets:
Upstream
Domestic	$1,042,540	$594,603	$281,400
Foreign (1)	126,709	125,905	55,271

	1,169,249	720,508	336,671
Downstream
Domestic	223,669	223,242	186,542
Foreign (1) (2)	4,431	5,149	4,242

	228,100	228,391	190,784
Corporate	7,991	7,659	4,703

Total	$1,405,340	$956,558	$532,158

(1)

The Company’s vessels conduct operations in international areas. Vessels will routinely move to and from international and domestic operating areas. As these assets are highly mobile, the long-lived assets reflected above represent the assets that were present in international areas as of December 31, 2008, 2007 and 2006, respectively.

(2)

Included are amounts applicable to the Puerto Rico downstream operations, even though Puerto Rico is considered a possession of the United States and the Jones Act applies to vessels operating in Puerto Rican waters.

15. Employment Agreements

The Company has employment agreements with certain members of its executive management team. These agreements include, among other things, contractually stated base level salaries and a structured cash incentive compensation program dependent upon the Company achieving certain targeted financial results. The agreements contain an EBITDA target, as, well as a discretionary component in setting the cash incentive compensation for such executives under this program. In the event such a member of the executive management team is terminated due to certain events as defined in such officer’s agreement, the employee will continue to receive salary, bonus and other payments for the full remaining term of the agreement.

16. Supplemental Selected Quarterly Financial Data (Unaudited) (in thousands, except per share data):

The following table contains selected unaudited quarterly financial data from the consolidated statements of operations for each quarter of fiscal years 2008 and 2007. The operating results for any quarter are not necessarily indicative of results for any future period.

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31
Fiscal Year 2008(1)
Revenues	$97,521	$104,473	$109,060	$121,029
Operating income	36,960	40,753	52,623	56,461
Net income	22,629	25,247	33,282	34,643
Earnings per common share:
Basic	$0.88	$0.98	$1.29	$1.34
Diluted	0.84	0.93	1.23	1.29
Fiscal Year 2007(1)
Revenues	$68,091	$75,071	$94,746	$101,062
Operating income	26,344	33,935	44,932	40,724
Net income	16,409	21,698	28,048	25,069
Earnings per common share:
Basic	$0.64	$0.85	$1.09	$0.97
Diluted	0.63	0.82	1.06	0.93

(1)	The sum of the four quarters may not equal annual results due to rounding.

17. Sea Mar Fleet Acquisition

On July 20, 2007, the Company entered into a definitive asset purchase agreement to acquire 20 OSVs and their related business, or the Sea Mar Fleet, from certain affiliates of Nabors Industries, Ltd., or Nabors, for $186.0 million in cash, plus the cost of any fuel inventory on such vessels. The Company also agreed to purchase one newbuild 290 class DP-2 vessel that was under construction. The expected cost of this vessel, prior to the allocation of construction period interest, was approximately $34.0 million, of which $7.3 million was paid to Nabors at closing. The acquisition closed on August 8, 2007. The Company did not record any goodwill as a result of the acquisition, but recorded accrued liabilities of approximately $6.3 million related to the estimated cost of the regulatory drydocking of acquired vessels expected to be completed within the allocation period. The Company incurred approximately $0.9 million of accounting, legal and regulatory fees related to the Sea Mar Fleet acquisition. As of December 31, 2008, the purchase price allocation was finalized and was allocated to the acquired assets based on the estimated fair values as follows (in thousands):

Property, plant and equipment	$193,210
Construction work in progress	7,324
Inventory	1,008
Accrued liabilities	(6,316)

Purchase price	$195,226

18. Retrospective Adoption of New Convertible Debt Accounting

Effective January 1, 2009, the Company retroactively applied new accounting rules set forth by the Financial Accounting Standards Board regarding the Company’s 1.625% convertible senior notes due 2026. The new requirements state that the liability and equity components of a convertible debt instrument that may be settled in cash upon conversion be accounted for separately so that an entity’s accounting will reflect additional non-cash interest expense to match the nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The Company applied a non-convertible debt borrowing rate of 7.125% upon adoption of these new rules based on rates quoted by market participants for non-convertible notes contemporaneously with the date the convertible notes were issued. The impact of this requirement has resulted in a material increase to the Company’s non-cash interest expense for financial statements covering the periods ended December 31, 2006 through December 31, 2008. The additional interest costs are being amortized over the period ending November 15, 2013, which is the date that the convertible notes are first putable by the convertible note holders.

The tables below reflect the impact of the Company’s retrospective application of the new accounting rules to the financial captions on the Company’s balance sheets as of December 31, 2008 and 2007 and consolidated income statements and statements of cash flows for the three years ended December 31, 2008, 2007 and 2006. (in thousands, except per share data):

	December 31, 2008 As Reported	Adjustment	December 31, 2008 As Adjusted
Balance Sheet:
Assets:
Property, plant and equipment, net	$1,394,643	$10,697	$1,405,340
Total assets	1,585,046	10,697	1,595,743
Liabilities:
Long-term debt	$549,602	$(56,083)	$493,519
Deferred tax liabilities	145,729	24,258	169,987
Total liabilities	890,668	(31,825)	858,843
Equity:
Additional paid-in-capital	$349,427	$48,166	$397,593
Retained earnings	344,462	(5,644)	338,818
Total equity	694,378	42,522	736,900

	December 31, 2007 As Reported	Adjustment	December 31, 2007 As Adjusted
Balance Sheet:
Assets:
Property, plant and equipment, net	$953,210	$3,348	$956,558
Total assets	1,262,051	3,348	1,265,399
Liabilities:
Long-term debt	$549,547	$(65,471)	$484,076
Deferred tax liabilities	101,094	24,986	126,080
Total liabilities	699,737	(40,485)	659,252
Equity:
Additional paid-in-capital	$334,494	$48,166	$382,660
Retained earnings	227,349	(4,333)	223,016
Total equity	562,314	43,833	606,147

	Year Ended December 31, 2008 As Reported	Adjustment	Year Ended December 31, 2008 As Adjusted
Income Statement:
Interest expense, net (1)	$6,292	$2,039	$8,331
Income before income tax	182,220	(2,039)	180,181
Income tax expense	65,107	(728)	64,379
Net Income	117,113	(1,311)	115,802
Diluted earnings per share	4.33	(0.04)	4.29

Statement of Cash Flows:
Net cash provided by operating activities	$199,483	$7,349	$206,832
Net cash used in investing activities	(479,944)	(7,349)	(487,293)

	Year Ended December 31, 2007 As Reported	Adjustment	Year Ended December 31, 2007 As Adjusted
Income Statement:
Interest expense, net (1)	$15,697	$5,602	$21,299
Income before income tax	148,601	(5,602)	142,999
Income tax expense	53,810	(2,028)	51,782
Net Income	94,791	(3,574)	91,217
Diluted earnings per share	3.58	(0.13)	3.45

Statement of Cash Flows:
Net cash provided by operating activities	$135,408	$3,142	$138,550
Net cash used in investing activities	(438,890)	(3,142)	(442,032)

	Year Ended December 31, 2006 As Reported	Adjustment	Year Ended December 31, 2006 As Adjusted
Income Statement:
Interest expense, net (1)	$17,675	$1,191	$18,866
Income before income tax	118,874	(1,191)	117,683
Income tax expense	43,159	(432)	42,727
Net Income	75,715	(759)	74,956
Diluted earnings per share	2.76	(0.03)	2.73

Statement of Cash Flows:
Net cash provided by operating activities	$131,790	$206	$131,996
Net cash used in investing activities	(87,138)	(206)	(87,344)

(1)	Interest expense, net excludes interest that was capitalized as part of ongoing newbuild construction or conversion programs.